      As Filed with the Securities and Exchange Commission on July 28, 1998

                                                Registration No. 333-___________

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MICRO-MEDIA SOLUTIONS, INC.
                 (Name of small business issuer in its charter)


           Utah                               3571                       87-0280886
(State or jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification Number)
                                  -----------------------------

Micro-Media Solutions, Inc.                                   Jose G. Chavez
   501 Waller Street                                         501 Waller Street
 Austin, Texas  78702                                       Austin, Texas 78702
    (512) 476-6925                                            (512) 476-6925

   (Address and telephone number of                (Name, address and telephone
number of principal executive offices)              number of agent for service)

                          -----------------------------
                                    COPY TO:
                                Gary L. Woolfolk
                      Vial, Hamilton, Koch & Knox, L.L.P.
                          1717 Main Street, Suite 4400
                              Dallas, Texas 75201
                                 (214) 712-4400
                         -----------------------------


     Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
   Title of each            Number of                                                                  Amount of
class of securities       shares to be        Proposed maximum              Proposed Maximum         registration
      to be                registered      offering price per share     aggregate offering price          fee
-----------------------------------------------------------------------------------------------------------------

Common Stock,
$0.10 par value(1)          7,683,242              $9.84(2)                    $75,603,101              $22,303



(1) Such securities have been registered for issuance by the Registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act").

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) promulgated under the Act.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION, DATED JULY 28, 1998


PROSPECTUS

                           MICRO-MEDIA SOLUTIONS, INC.
                                7,683,242 Shares
                                  Common Stock

     THE 7,683,242 SHARES (THE "SHARES") OF COMMON STOCK (THE "COMMON STOCK") OF MICRO-MEDIA SOLUTIONS, INC., A UTAH CORPORATION (THE "COMPANY" or "MSI") COVERED BY THIS PROSPECTUS INCLUDE SHARES OF COMMON STOCK OF THE COMPANY THAT ARE OR MAY BE ISSUABLE UPON CONVERSION OF SOME OR ALL OF THE SHARES OF THE COMPANY'S SERIES B PREFERRED STOCK (THE "SERIES B PREFERRED"), SERIES C PREFERRED STOCK ("SERIES C PREFERRED") AND UPON EXERCISE OF CERTAIN CLASS A WARRANTS OF THE COMPANY (THE "WARRANTS"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE ISSUANCE OF THE SHARES UPON CONVERSION OF THE SERIES B PREFERRED AND THE SERIES C PREFERRED.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     The Company will bear all of the cost of preparing and printing the Registration Statement, Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $162,303.

     On July 24, 1998, the last sale price of the Company's Common Stock, as reported on the NASDAQ OTC Electronic Bulletin Board under the symbol MSIA, was $9.84.

                           --------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.



           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY 28, 1998

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP://WWW.SEC.GOV. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq OTC Electronic Bulletin Board under the symbol "MSIA."

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.


                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO THE "COMPANY" OR "MSI" MEAN MICRO-MEDIA SOLUTIONS, INC., A UTAH CORPORATION, AND ITS SUBSIDIARY, MICRO-MEDIA SOLUTIONS, INC., A TEXAS CORPORATION.

THE COMPANY

     MSI is a technology corporation formed to provide computer hardware and peripherals, Internet Services, service and support, maintenance, installation services, Network Systems Integration, LAN/WAN distribution services, and related turnkey services to the public and private sectors. MSI maintains certification as a minority-owned business enterprise and status as a Historically Underutilized Business ("HUB").

     MSI is Texas' only minority-owned company and HUB that provides a full service computer and communications solution ranging from hardware, software, installation, field support, and depot repair services. As such, MSI is qualified by the General Services Group of the State of Texas, City of Austin, Capital Metro Transit Authority (Austin) and other city, state and Federal agencies. The principal officers of MSI collectively have over 80 years of associated computer hardware experience.

     MSI's facility is located in East Austin, a primarily economically disadvantaged community. MSI intentionally located in East Austin in order to bring a non-traditional form of business to the area. The Company has contributed to the community through the training and hiring of minorities in high-tech jobs. MSI has invested in the area's schools by donating time and funding in computer networking. In addition, MSI has been working with the Hispanic Chamber of Commerce to develop a web site and the principals of the Company are active in committees and as Chamber Board members.

     MSI is ranked as the fifth highest computer reseller in Austin, Texas based on 1997 sales of brand name, factory-manufactured computers. In addition to reselling, the Company has focused on infrastructure design and implementation services. MSI's computer networking services include system integration, and local and wide area networks. Since 1993, MSI has installed local area network and wide area networks throughout Texas utilizing an aggregate of over 6,000 workstations and 350 servers. MSI delivers complete solutions to clients offering the latest technical development in the design, installation, and support of client/server systems. MSI is continuing to carry out depot repair services, and management believes the Company is positioned due to its physical location and strategic positioning to become a leader in the depot maintenance and repair market. MSI has capabilities for fiber optics through in-plant and out-plant installation services. MSI's personnel are certified in copper and fiber optic premises wiring systems for data, voice, and video applications.

     MSI's principal executive offices are located at 501 Waller Street, Austin, Texas 78702 and its telephone number is (512) 476-6925.

HISTORY

     Micro-Media Solutions, Inc., a Utah corporation ( formerly Mountain States Resources Corporation) was organized under the laws of the state of Utah on April 15, 1969. The operating subsidiary of the Company was organized in 1993 in Austin, Texas. On June 23 1997, Mountain States Resources Corporation, a Utah corporation ("MSRC"), entered into an agreement and plan of reorganization with the shareholders of Micro Media Solutions, Inc., a Texas corporation, whereby the MSRC acquired the operating company in exchange for the Common Stock of MSRC (the "Combination Agreement"). Pursuant to the Combination Agreement, MSRC issued 9,310,000 shares of its Common Stock for all of the outstanding shares of Micro-Media Solutions, Inc., a Texas corporation. As part of the reorganization, the Company changed its name to Micro-Media Solutions, Inc. on September 29, 1997. The transaction was accounted for as a recapitalization.


                             SUMMARY FINANCIAL DATA

                                                                   YEAR ENDED
                                                                    MARCH 31,
                                                          ----------------------------
                                                             1998              1997
                                                          ------------       ----------
STATEMENT OF OPERATIONS DATA:
     Net revenues ....................................     $ 2,740,822        4,665,802
     Gross profit (loss) .............................        (319,811)       1,359,312
     Net income (loss) ...............................      (3,510,653)        (482,385)
     Basic and diluted net loss per share (1) ........            (.65)            (.05)
     Shares used to compute net loss per share (1) ...      10,785,717       10,026,400


                                                    MARCH 31,         MARCH 31,
                                                      1998              1997
                                                  ------------      ------------
BALANCE SHEET DATA:
   Cash and cash equivalents ................     $     25,785      $     18,112
   Working capital (deficit) ................         (175,983)         (618,547)
   Total assets .............................        2,699,452         2,514,308
   Accumulated deficit ......................       (7,115,822)         (133,999)
   Total shareholders' equity (deficit)......          107,766          (103,584)

------------------

(1) For an explanation of the number of shares used to compute basic and diluted loss per share, see Note 13 of Notes to Financial Statements.

                                  THE OFFERING

Common Stock offered by the Company ..............7,683,242  shares (1)
Common Stock outstanding as of March 31, 1998 ....10,851,261 shares (2)
OTC Electronic Bulletin Board ....................MSIA

------------------

(1) Represents the (i) 4,000,000 shares of Common Stock issuable upon conversion of 400,000 shares of Series B Preferred, (ii) 2,400,000 shares of Common Stock issuable upon the exercise of Class A Warrants purchased in conjunction with Private Placement Phase I (as defined), (iii) 990,057 shares of Common Stock issuable upon conversion of 99,570 shares of Series C Preferred, and (iv) 293,185 shares disputed in litigation. See "Management, Discussion and Analysis of Financial Condition and Results of Operation - Legal Proceedings."

(2) Excludes (i) 700,000 shares of Common Stock issuable upon conversion of the 70,000 shares Series B Preferred issued upon the conversion of the Notes on December 31, 1997, (ii) 2,400,000 shares of Common Stock issuable upon exercise of the Class A Warrants, (iii) 400,000 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option") issued in the Private Placement Phase I (as defined), (iv) 200,000 shares of Common Stock issuable upon conversion of 20,000 shares of Series B 5% Cumulative Convertible Non-Voting Preferred Stock, stated value $5.30 per share, by the placement agent in the Private Placement Phase I, (v) 4,000,000 shares of Common Stock issuable upon conversion of 400,000 shares of Series B Preferred, (vi) 1,305,300 shares of Common Stock, 980,300 of which the Company is obligated to issue to employees and consultants and 325,000 of which the Company plans to register to cover the exercise of certain options previously granted or to be granted, all of which will be registered pursuant to a Registration Statement on Form S-8 to be filed as soon as practicable after the filing of the Registration Statement of which this Prospectus is a part, (vii) 990,057 shares of Common Stock issuable upon conversion of 99,570 shares of Series C 6% Cumulative Non-Voting Preferred Stock of the Company ("Series C Preferred") issued in connection with Private Placement Phase II (as defined), (viii) 47,170 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option II") issued in the Private Placement Phase II, (ix) 2,796,570 shares of Common Stock issuable upon the conversion of 279,657 shares of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock of the Company ("Series D Preferred") issued in connection with Private Placement Phase III (defined below), (x) 279,657 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option III"), and (xi) 293,185 shares of Common Stock subject to transfer between holders and disputed in litigation. See "Management, Discussion and Analysis of Financial Condition and Results of Operation - Legal Proceedings."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

     RECENT AND EXPECTED LOSSES; ACCUMULATED DEFICIT; GOING CONCERN ASSUMPTIONS; QUARTERLY FLUCTUATIONS IN PERFORMANCE. The Company incurred a net loss of $482,385 for the year ended March 31, 1997, and a net loss of $3,510,653 for the year ended March 31, 1998 and had an accumulated deficit of ($7,115,822) as of March 31, 1998. The Company expects to incur losses for at least the next six months, and perhaps longer. There can be no assurance that the Company will not incur significant additional losses.

     The Company's independent accountants' report on its financial statements as of and for the year ended March 31, 1997 and 1998 contains an explanatory paragraph indicating that the Company's accumulated deficit and historical operating losses raise substantial doubts about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's attaining additional financing to fund the expenses related to operations and capital improvements. The Company received a net $1,818,000 from the Private Placement of Series B Preferred Shares in November 1997 and it received a net $870,000 from the Private Placement of Series C Preferred Shares in February 1998. The Company has also received a net $2,473,886 from the Private Placement of Series D Preferred shares through July 1998. In addition, the Company plans a primary offering during fiscal 1999 however no specific plans have been finalized.

     MSI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, critical component availability, the timing of new product introductions by MSI and its competitors, fluctuating market pricing for computer and semiconductor memory products, industry competition, fluctuating component costs, inventory obsolescence, seasonal cycles common in the computer industry, seasonal government purchasing cycles, the effect of product reviews and industry awards, manufacturing and production constraints, changes in product mix and the timing of orders from and shipments to OEM customers. As a result, the operating results for any particular period are not necessarily indicative of the results that may occur in any future period.

     CRITICAL NEED FOR ADDITIONAL CAPITAL; NO ASSURANCE OF FUTURE FINANCING. As of March 31, 1998, the Company's cash, cash equivalents and short term investments totaled approximately $1,376,000. The Company's actual capital needs will depend upon numerous factors, including ability to borrow and ability to attract equity capital. The Company has a critical need for additional capital. The inability to obtain significant financing would have a material adverse effect on the Company's business, financial condition and results of operation. In order to continue as a going concern, the Company would be required to significantly reduce the level of its operations, seek a merger partner or sell assets. There can be no assurance that the Company would be able to accomplish any of such actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

     LOSS OF HUB STATUS. As long as the Company maintains its status as a HUB, it receives favorable treatment by certain governmental entities in bidding for long-term contracts. However, the Company will lose its HUB status once it has at least 125 employees or an average of $50 million in revenues over a three year period. Although management estimates that the Company will maintain its HUB status for at least eighteen more months, there can be no assurance that the Company will not lose it earlier. Moreover, there is no assurance that HUB-type programs will not be eliminated by the federal government.

     RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS; RISK OF PRODUCT DEFECTS. The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability on a timely basis to enhance its existing products, introduce new products that address the changing requirements of its customers and anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner or if new versions of existing products contain unacceptable levels of product defects or do not achieve a significant degree of market acceptance, or any of the above situations occur there could be a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. The computer and information access markets are characterized by rapidly changing technology and evolving industry standards. Future developments in technology could replace or curtail the sales of used computer equipment which could have a material adverse effect on the Company's business. The Company experiences significant competition from other network computer manufacturers, suppliers of personal computers and workstations, and software developers. Several of such competitors are larger than the Company, with greater capital resources and larger research and development staffs and facilities. See "Business - Competition."

     GOVERNMENT FUNDING. The Telecommunications Infrastructure Fund ("TIF") was created and the Telecommunications Act of 1996 was passed to provide funds to school districts in Texas to purchase telecommunications services, including Internet access. The Company currently benefits from such legislation as the goal of TIF is that all students and teachers in Texas will have daily access to computer and information technology by 2003. However, there can be no assurance that TIF and similar funding programs will not be eliminated by future legislation.

     RELIANCE ON KEY MANAGEMENT. The Company's business depends upon the availability of Jose Chavez, Chairman of the Board of Directors, President and Chief Executive Officer, and Mitchell Kettrick, Vice President and Secretary. The loss of either of their services would likely have a material adverse effect on the Company. There is no assurance that such individuals will continue to be available, although the Company has entered into employment agreements with both of them until March 31, 2001. The future success of the Company's business will depend, in part, upon attracting and retaining additional qualified personnel. There can be no assurance that the Company will be able to attract and hire such personnel or retain the services of said people.

     LACK OF DIVIDEND HISTORY; NO DIVIDENDS CONTEMPLATED. Since its inception, the Company has not paid any cash dividends, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company plans to retain its future earnings, if any, to finance the growth and development of its operations. See "Dividend Policy."

     LIMITED MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Since the middle of 1997, the Common Stock of the Company has been traded on the over-the-counter market, and there can be no assurance that a more active trading market for the Common Stock will develop or continue after this offering. From time to time after this offering, there may be significant volatility in the market price of the Common Stock. Operating results of the Company or of its competitors, changes in general conditions in the economy (national or regional), the financial markets or the hardware and technology industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially.

     CONCENTRATION OF SHARE OWNERSHIP. As of March 31, 1998, the executive officers and directors of the Company and their affiliates, as a group, owned or controlled approximately 83% of the outstanding capital stock of the Company. As a result, such persons and entities will continue to exert significant influence over the business and affairs of the Company. See "Principal Shareholders."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights relating to shares of Common Stock) or the perception that such sales could occur could depress the prevailing market prices for the Common Stock. The Company will file a registration statement on Form S-8 as soon as practicable after the filing of the Registration Statement of which this Prospectus is a part, covering 1,305,300 additional shares of Common Stock to be issued to certain employees and consultants of the Company. See "Shares Eligible for Future Sale - Registration Rights."


                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded over-the-counter and is quoted on the Nasdaq OTC Electronic Bulletin Board under the symbol "MSIA." The table below sets forth the high and low closing sale price of the Common Stock for the periods indicated, as reported by the Nasdaq OTC Electronic Bulletin Board.



QUARTER ENDED                                      HIGH         LOW
-------------                                     -------     -------
December 31, 1996 ...........................     $  2.00     $0.0625
March 31, 1997 ..............................        2.00      0.25
June 30, 1997 ...............................        2.00      0.125
September 30, 1997 ..........................        2.25      0.50
December 31, 1997 ...........................        3.50      0.50
March 31, 1998 ..............................        2.56      2.56
June 30, 1998 ...............................        8.25      2.25


     On July 24, 1998, the closing sale price for a share of the Company's Common Stock, as reported on the OTC Electronic Bulletin Board, was $9.84. See "Risk Factors -- Limited Market and Possible Volatility of Stock Price."


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby until the Warrants are exercised. The exercise price received by the Company from issuance of the shares of common stock underlying the warrants will be used for general corporate purposes.


                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock, and the Company currently intends to retain any future earnings to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Future declaration and payment of dividends on its Common Stock, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial conditions, restrictions in financing agreements, and other factors deemed relevant by the Board of Directors. However, the Company is obligated to pay cumulative dividends on a quarterly basis with respect to all Series B Preferred Series C Preferred and Series D Preferred shares outstanding.



                                 CAPITALIZATION

     The following table sets forth the short-term debt and the capitalization of the Company as of March 31, 1998. The table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                  March 31, 1998
                                                                  --------------
          Current portion of long-term debt                          $   192,364

          Short-term debt                                              1,428,966
                                                                  --------------
                                                                     $ 1,621,330
                                                                  ==============

          Shareholders' equity (deficit):
               Series B 5% Cumulative Non-Voting
               Preferred stock, $5.30 stated value, 490,000
               authorized, 490,000 issued and outstanding            $ 2,597,000

               Series C 6% Cumulative Non-Voting
               Preferred stock, $10.60 stated value, 99,057
               authorized, 99,057 issued and outstanding               1,050,004

               Common Stock, $.10 par value, authorized
               50,000,000 shares, 10,851,261 shares issued
               and outstanding (1)                                   $ 1,085,126

          Additional paid-in capital                                 $ 2,491,459

          Accumulated deficit                                       ($ 7,115,822)
                                                                  --------------
               Total shareholders' equity                            $   107,766
                                                                  --------------
               Total capitalization                                  $   107,766
                                                                  ==============

(1) Excludes (i) 700,000 shares of Common Stock issuable upon conversion of the 70,000 shares Series B Preferred issued upon the conversion of the Notes on December 31, 1997, (ii) 2,400,000 shares of Common Stock issuable upon exercise of the Class A Warrants, (iii) 400,000 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option") issued in the Private Placement Phase I (as defined), (iv) 200,000 shares of Common Stock issuable upon conversion of 20,000 shares of Series B 5% Cumulative Convertible Non-Voting Preferred Stock, stated value $5.30 per share, by the placement agent in the Private Placement Phase I, (v) 4,000,000 shares of Common Stock issuable upon conversion of 400,000 shares of Series B Preferred, (vi) 1,305,300 shares of Common Stock, 980,300 of which the Company is obligated to issue to employees and consultants which shall be registered pursuant to a Registration Statement on Form S-8 to be filed as soon as practicable after the filing of the Registration Statement of which this Prospectus is a part, (vii) 990,057 shares of Common Stock issuable upon conversion of 99,570 shares of Series C 6% Cumulative Non-Voting Preferred Stock of the Company ("Series C Preferred") issued in connection with Private Placement Phase II (as defined), (viii) 47,170 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option II") issued in the Private Placement Phase II, (ix) 2,769,570 shares of Common Stock issuable upon the conversion of 279,657 shares of Series D Preferred, (x) 279,657 shares of Common Stock issuable upon exercise of a placement agent's option certificate (the "Placement Agent's Option III"), and (xi) 293,185 shares of Common Stock subject to transfer between holders. See "Management, Discussion and Analysis of Financial Condition and Results of Operation - Legal and Disputed in Litigation Proceedings."


                             SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the consolidated financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                YEAR ENDED
                                                                 MARCH 31,
                                                       ----------------------------
                                                          1998             1997
                                                       ----------       -----------
STATEMENT OF OPERATIONS DATA:
Net revenues .....................................    $ 2,740,822       $ 4,665,802
Cost of revenues .................................      3,060,633         3,306,490
     Gross profit (loss) .........................       (319,811)        1,359,312

Selling, General and Administrative Expenses .....      3,190,842         1,841,697

Net income (loss) ................................    $(3,510,653)       $ (482,385)

Basic and Diluted Net (loss) per share (1) .......    $      (.65)       $     (.05)

Shares used in per share calculations (1) ........     10,785,717        10,026,400


                                                                                             MARCH 31,
                                                                                   -------------------------
                                                                                      1998           1997
                                                                                   ----------     ----------
BALANCE SHEET DATA:
  Working capital (deficit)                                                        $(175,983)     $(618,547)
  Total assets                                                                     2,699,452      2,514,308
  Current liabilities                                                              2,074,603      1,929,042
  Total shareholders' equity (deficit)                                               107,776       (103,584)

-------------------

(1) For an explanation of the number of shares used to compute basic and diluted loss per share, see Note 13 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW

     The operating company of MSI was created in 1993 in Austin, Texas to provide computer hardware, software programming, system support, maintenance, media duplication and kitting to the public and private sectors. MSI maintains certification as a minority-owned business enterprise and status as a Historically Underutilized Business. On June 23, 1997, the shareholders of Micro Media Solutions, Inc., a Texas corporation entered into an agreement and plan of reorganization with Mountain States Resources Corporation, a Utah corporation (now known as Micro Media Solutions, Inc.), whereby the Company acquired the operating company in exchange for the common stock of the Company (the "Combination Agreement"). Pursuant to the Combination Agreement, Mountain States Resources Corporation issued 9,310,000 shares of its Common Stock for all of the outstanding shares of Micro-Media Solutions, Inc., a Texas corporation (the "Combination"). The Combination was accounted for as a recapitalization.

     The Company is considered a leading computer networking service provider to commercial and government markets. Revenue is recognized by the Company when services are performed. Research and development costs are charged to expenses as incurred. Among the principal costs to market and sell the Company's products are advertising and promotion costs, sales, salaries and commissions, and general and administrative expenses.

     MSI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, critical component availability, the timing of new product introductions by MSI and its competitors, fluctuating market pricing for computer and semiconductor memory products, industry competition, fluctuating component costs, inventory obsolescence, seasonal cycles common in the computer industry, seasonal government purchasing cycles, the effect of product reviews and industry awards, manufacturing and production constraints, changes in product mix and the timing of orders from and shipments to OEM customers. As a result, the operating results for any particular period are not necessarily indicative of the results that may occur in any future period.

     The Company's sales consist of hardware sales and delivery of technical services. During the year ended March 31, 1997, the sales mix consisted of a significant concentration in hardware sales with hardware deliveries to one public entity representing over half of the sales for that period. Fiscal year 1998 reflects a more normal sales mix, although the hardware sales production has decreased somewhat as a result of the declining hardware profit margins attributable to the increase competition for pure hardware sales.

RESULTS OF OPERATIONS

     For the years ended March 31, 1998 and 1997, the Company's total assets were $2,699,452 and $2,514,308, respectively, with liabilities of $2,591,686 and $2,617,892, respectively. Current assets of $1,898,620 and $1,310,495 represent 91.5% and 67.9% of current liabilities of $2,074,603 and $1,929,042.
Improvements in cash and cash equivalents are a result of collection of accounts receivable and funds from increases in shareholders equity. Reductions in accounts receivable from fiscal 1997 to fiscal 1998 are a direct reflection of the reduced level of sales from the prior year. Accounts receivable balances at March 31, 1998 and 1997 reflect the charge off of $73,252 and $96,190, respectively, of accounts receivable that the Company feels are uncollectible. Company liabilities include a cash secured line of credit that was instituted in 1998 and certain other Company obligations.

     The Company, subsequent to the end of fiscal 1998, paid certain loans in full and substantially reduced the borrowings under the cash secured line of credit (see Notes 4 and 14 to the consolidated financial statements for the year ended March 31, 1998). Net shareholders equity (deficit) as of March
31, 1998 and 1997 was $107,766 and ($103,584), respectively. During the fiscal year ended March 31, 1998, the Company completed Phase I and Phase II of the private placement of preferred stock (see Note 11 to the financial statements for the year ended March 31, 1998). Subsequent to March 31, 1998, the Company funded Phase III of the private placement. Receipt of these funds enabled the Company to reduce its outstanding debt and pay delinquent accounts receivable. Company expansion will be funded with the funds from Phase III of the private placement, a possible debt offering and a possible public offering in 1999.

     Revenues for 1998 of $2,740,822 reflect the Company's sales efforts in its markets. Revenues for 1998 decreased $1,924,980 or (41.3%) from the $ 4,665,802 recorded in 1997. This reduction in 1998 occurred as a result of management's attention being focused on seeking a stable source for financing the Company's expansion, conversion to a publicly traded company, development of longer term service contracts, expansion of the technical staff to service the expanded service contracts and identification of appropriate investors for the Company. These goals have been accomplished and management believes the Company is poised to attain a more appropriate level of revenue for 1999. Sales efforts for the year ending March 31,1999, from the larger service contracts are expected to produce revenue levels that could return the Company to a more positive earnings trend.

     Cost of goods sold for fiscal 1998 declined $245,857 or 7.4% from fiscal 1997. Cost of goods sold for fiscal 1998 of $3,060,633 or 111.7% of net revenue is extraordinarily high resulting in a negative gross margin of ($319,811) or (11.7%) of revenues for the year. The gross margin in fiscal 1997 was $1,359,312 or 29.1% of fiscal 1997 revenues compared to a gross margin of (11.7%) for fiscal 1998. Gross margin percentages experienced in fiscal 1997 more closely represent the margins management is working to attain. Extraordinary items experienced in cost of goods sold for fiscal 1998 includes a cost overrun of approximately $500,000 on a large cabling project for a North Texas school district. Reductions in revenues and reduced profit margins on hardware sales account for the remainder of the changes in cost of goods sold. Problems experienced with the substantial cost overrun situation have been addressed with better controls, new middle management and improved accounting. Management does not anticipate those problems to continue in the future. Gross margins are expected to improve in 1999.

     Selling, general and administrative expenses in fiscal 1998 of $2,816,263 represents 102.8% of revenues. The fiscal 1998 figure represents an increase over fiscal 1997 of $1,173,177 or 41.7%. The majority of the expense increase, approximately $716,000, represents the increased staff that has been identified to enable the Company to work on larger service contracts and accomplish increased marketing of Company products. Staff additions included service technicians, sales staff, accounting staff and middle management. The majority of the remaining increase in expenses is attributable to training for expansion, marketing cost associated with new service contracts and other expenses associated with the ramp-up for new service contracts.

     For fiscal 1998, the Company experienced an operating loss of $3,510,653 as compared to a loss of $480,385 in 1997. A substantial portion of fiscal 1998's loss is directly attributable to the substantial expansion of additional Company infrastructure to address larger service opportunities and should position the Company to take advantage of new business opportunities in 1999 and future years.

     Other expenses of $1,167,499 for fiscal 1998 reflect an increase in occupancy and related expenses for company operations. The majority of the expenses are represented by interest cost. The Company increased its leased warehouse space in late 1997 with the resulting increase reflected in 1998. The Company incurred additional expenses for professional fees and consultants related to the Combination Agreement and private placement

     Company results have been, and its future operating results may be, subject to some seasonality or fluctuations resulting from significant contracts with independent school districts. These institutions normally concentrate their technology revisions or additions into the summer months or the time surrounding certain school vacations.


GOING CONCERN ISSUE

     The Company's large historical losses been accumulated deficit raise a doubt as to the Company's ability to continue as a going concern. Although the Company plans to address the going concern issues described in the financial statements appearing elsewhere in this Prospectus through further reliance upon private placements, debt issues and public offerings, there can be no assurance that the Company will be able to secure additional capital through such public or private offerings. Subsequent to March 31, 1998, the Company received $2 million dollars in Private Placement Phase III the proceeds from this private placement have been used to retire debt and decrease accounts payable. The Company's current ratio has improved as a result the retirement of short-term debt and accounts payable and increased cash position. In addition, the Company anticipates debt offering and a public offering in the year ending March 31, 1999

     The Company made significant investments in service related infrastructure in fiscal 1998 and does not anticipate additional expenses of that nature in fiscal 1999. In addition, the Company is working to improve its internal controls through conversion to a new accounting system, continuing efforts toward efficiency in operations and development of marketing budgets. Management has identified and closed substantial contracts in 1999 and believes it can produce the level of revenue necessary to return the Company to a positive earnings trend. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

LOSS OF HUB STATUS

     As long as the Company maintains its status as a "historically underutilized business" (HUB) it receives favorable treatment by certain governmental entities in bidding for long-term contracts. As the Company's size and revenues grow, the Company may surpass limits on size and revenue set for HUB companies. Although management estimates that the Company will maintain its HUB status for least 18 months, there can be no assurance that the Company will continue to qualify for HUB status during this period. Further, there is no assurance that HUB-type programs will not be eliminated by the state or federal governments.

LIQUIDITY AND CAPITAL RESOURCES

     During the twelve months ended March 31, 1998, working capital increased $442,564 from the prior year as a result of the completion of two private placements of the Company's preferred stock and reduction of the Company's bank lines of credit. At March 31, 1998, the Company had a working capital deficit of ($175,983) compared to a working capital deficit of ($618,547) at March 31, 1997. During this period the Company's accounts payable decreased $575,701 or 65.7%. As of March 31, 1998, MSI was more than 30 days past due on a portion of its accounts payable. Subsequent to March 31, 1998, the majority of the accounts payable over thirty days past due were paid. The Company has a critical need for additional capital. The inability to obtain significant additional financing would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain such additional capital.



     On November 18, 1997, the Company received $2,120,000 upon completion of a private placement whereby 400,000 of Series B Preferred were sold to Entrepreneurial Investors, Ltd. ("EIL") for $5.30 per share ("Private Placement Phase I"). The Company also issued 20,000 shares of Series B Preferred to Equity Services, Ltd. ("ESL") as a commission for the completion of Private Placement Phase I. The Company received $371,000 in October 1997 from two individuals pursuant to two senior convertible notes (the "Notes"), which are secured by an aggregate of 1,050,000 shares of Common Stock of the Company. On February 4, 1998, the Company received $1,000,000 completing a second private placement whereby 94,430 shares of Series C Preferred were sold to EIL for a purchase price of $10.60 per share ("Private Placement Phase II"). As commission for the completion of Private Placement Phase II, the Company issued 4,717 shares of Series C Preferred to ESL. By July, 1998, the Company received $2,964,364 completing a third private placement, whereby 279,657 shares of Series D Preferred were sold to six investors for a purchase price of $10.60 per share ("Private Placement Phase III"). The total expenses of Private Placement Phase I, Private Placement Phase II, and Private Placement Phase III, including broker fees, commissions and legal and accounting expenses totaled $408,000, $108,000, and $409, 488, respectively.

     Rapid Technological Change; Risk of Product Delays; Risk of Product Defects. The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. If the Company is unable to enhance its existing products or introduce new products that address changing customer requirements, there could be a material adverse effect on the Company's business, financial condition and results of operations.


     Year 2000 Issues.    As with other companies, the Company has initiated a
program to study the impact on its computer systems in order to be Year 2000 compliant. This study involves identifying any modifications or replacements of certain hardware and software maintained by the Company. In addition, the Company is also taking actions to assure that its customers are taking steps to remedy their Year 2000 issues. The Company has identified the computer systems that will require either modification, upgrade or replacement. The Company anticipates that in-house personnel will be primarily responsible for completing these tasks and that the cost will not be significant. As such, the Company believes that the planned modifications, upgrades and replacement of existing systems will be completed in a timely fashion to assure Year 2000 compliance, and any related cost will not have a material impact on the Company's results of operation, cash flows or financial condition in future periods.

     Inflation.      The Company does not believe that national or local
inflation will have a material impact on Company's future product pricing since the Company has the ability to adjust prices to meet the current market. Inflation may have a direct effect on the Company's ability to deliver products pursuant to agreed contracts. This is attributable to a wide variety of factors, including, but not limited to, critical component availability, the timing of new product introductions by the Company and its competitors, fluctuating market pricing for computer and semiconductor memory products, industry competition and fluctuating component costs. Additionally, inventory obsolescence, seasonal cycles common in the computer industry, seasonal government purchasing cycles, the effect of product reviews and industry awards, manufacturing and production constraints, changes in product mix and the timing of orders from and shipments to original equipment manufacturing customers could affect operating performance. Consequently, the operating results for any particular period are not necessarily indicative of the results that may occur in any future period.

     This Prospectus contains forward looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. The statements are generally identified by use of the words such as "anticipate," "expect," "estimate," "believe," "intend," and words with similar meanings. Although the Company believes that the current views and expectations reflected in those forward-looking statements are reasonable, those views, expectations, and related statements are inherently subject to risks and other factors, many of which are not under the Company's control or may not be predictable. Those risks, uncertainties, and other factors could cause the actual results to differ materially from those in the forward-looking statements. Those risks, uncertainties and other factors include, but are not limited to, many of the matters described in this Prospectus: the Company's accumulated deficit and historical operating losses; the Company's critical need for additional capital; and the loss of the Company's status as a "historically underutilized business"; rapid changes in technology; and competition.


                                    BUSINESS
BACKGROUND

     The Company is a technology corporation formed to provide computer hardware and peripherals, Internet Services, service and support, maintenance, installation services, Network Systems Integration, LAN/WAN distribution services, and related turnkey services to the public and private sectors. MSI maintains certification as a minority-owned business enterprise and status as a Historically Underutilized Business ("HUB").


     MSI is Texas' only minority-owned company and HUB that provides a full service computer and communications solution ranging from hardware, software, installation, field support, and depot repair services. As such, MSI is qualified by the General Services Group of the State of Texas, City of Austin, Capital Metro Transit

Authority (Austin) and other city, state and federal agencies. The principal officers at MSI collectively have over 80 years of associated computer hardware experience.

     MSI's facility is approximately 36,000 square feet and is located in East Austin, a primarily economically disadvantaged community. MSI has intentionally located in East Austin in order to bring a non-traditional form of business to the area. MSI has contributed to the community through the training and hiring of minorities in high-tech jobs. MSI has invested in the area's schools by donating time and funding in computer networking. MSI has also been working with the Hispanic Chamber of Commerce to develop a web site and the principals are active in committees and Chamber Board members.

     The Company is ranked as the fifth highest computer reseller in Austin, Texas based on 1997 sales of brand-name, factory-manufactured computers. In addition to reselling, the Company has focused on infrastructure design and implementation services. MSI's computer networking services includes system integration, local and wide area networks. Since 1993, MSI has installed local area network and wide area networks throughout Texas utilizing an aggregate of over 6,000 workstations and 350 servers. MSI delivers complete solutions to clients offering the latest technical development in the design, installation, and support of client/server systems. MSI is continuing to carry out depot repair services. Due to its physical location and strategic positioning, the Company is positioned to become a leader in the depot maintenance and repair market. MSI has capabilities for fiber optics through in-plant and out-plant installation services, and MSI personnel are certified in copper and fiber optic premises wiring systems for data, voice, and video applications.

     Current long-term contract agreements exist with several Fortune 500 companies. Over the span of a few short years since its inception, MSI has grown from a 2 person operation to 60 employees.

SERVICES AND PRODUCTS

     From the inception of MSI through the end of 1996, the Company's emphasis has been on equipment sales with a concentration in contracts that relied on the prospective customer's need to do business with a HUB certified company. However, during fiscal year 1997, the Company made the decision to change the Company's direction from concentrating on hardware sales to services.

     The Company provides eight primary areas of services and products:

     o Network Systems Integration - systems integration, local and wide area network.

     o    Computer Hardware and Peripherals - sales and refurbishing.

     o Internet Services - web page design and hosting, Internet application and Internet access.

     o Service, Support and Maintenance of Hardware and Software - installation, support and consulting services.

     o Field Installation and Support Services - statewide installations of equipment.

     o    Distribution Services - turnkey distribution of product.

     o    Depot Repair Services - complete equipment repair center.

     o    Communications Technologies - copper and fiber optics installation.


STRATEGIC OPPORTUNITY

     As a value-added reseller, MSI provides computer services and systems to end users. As a system integrator, MSI provides turnkey systems integration ranging from cabling to hardware and software installation, as well as maintenance and technical support. The Company provides depot services for several large statewide services companies. MSI is qualified and certified to maintain and service most of the largest personal computer manufacturers. Additionally, MSI provides communication services through its fiber optic cabling capabilities.

     The Company covers the urban areas of Texas with full-time field support technicians for clients with long-term contracts. These clients include GTECH Corporation, Transactive Corporation, the State of Texas, CompUSA, Southwestern Bell Telephone Company, and various Texas school districts and university systems.

     MSI is expanding its current service line and expanding into new service lines. The new service lines the Company is adding include on-site service and depot operations for maintaining computer equipment related to the Texas State Lottery and the major personal computer manufacturers as well as peripheral equipment for other computer sellers.

     Among the priorities for MSI in 1998 is the continued building and maintenance of strong vendor relationships, including, but not limited to, CISCO Systems, Inc. ("CISCO") and Hewlett Packard Company ("Hewlett Packard"). MSI became a CISCO premiere reseller in 1997. This allowed the Company the opportunity to gain substantial discounts on products, thus making the Company more competitive in the networking marketplace. MSI has been awarded three exclusive contracts with Hewlett Packard. These contracts served to strengthen the relationship with the local Hewlett Packard sales team and ensured greater volume discounts.

     MSI launched an exclusive Hewlett Packard online storefront in March 1998 to compete with Dell's online storefront, which has $3 million per day in transactions. MSI registered the domain name www.hp-online.com in January 1998 and will continue to market this web site to Fortune 100 companies, federal, state and local governmental agencies. This new venture with Hewlett Packard includes an offering of national on-site service for Hewlett Packard products.

     MSI has also implemented a new product line: a new type of desktop computer, MSI's version of the network computer ("NC") that is carrying MSI's product name of "TeleVista". The TeleVista is designed for use with the Internet and corporate intranets. The TeleVista provides inexpensive Internet/world wide web access and applications for a wide range of users in businesses and educational institutions, as well as consumers. The TeleVista is small, inexpensive, easy to use, without the complexity and cost associated with today's personal computers. MSI will resell the NC through future partnerships with manufacturers and distributors.

STRATEGIC ALLIANCES/PARTNER RELATIONSHIPS

     MSI has developed and entered into important strategic relationships in LAN/WAN computer networking services, fiber cabling, and computer service with such companies as: CISCO, Hewlett Packard, International Business Machines Corp., UNISYS Corporation, Central and Southwest Communications Corporation, Southwestern Bell Telephone Company, Electronic Data Systems Corporation, CRYPTOCard Corp., Alcatel, General Telephone Exchange Communications Corp. ("GTE"), and Allied Telesyne International Corp.

MARKET ANALYSIS SUMMARY

     Networking Systems. In the mid-to-late 1980's, networks were centrally managed with a much smaller number of intelligent end points (work stations). Local Area Networks ("LAN") allow employees in small departments or work groups to share files or expensive peripherals such as printers, CD ROM juke boxes and modems. These LANs increased network complexity but network design still involved relatively few choices such as whether to use either Ethernet or Token Ring topologies to connect users. In today's increasingly connected world, networks are more distributed, complex, and pervasive.

     Network technology has evolved to support a broader group from employee communications to suppliers and clients. In addition, an increasing number of remote users may be accessing what once was local data. Distinctions between LANs, enterprise networks, and inter-enterprise networks have blurred in recent years.

     Networks are no longer limited to simple data exchange or the sharing of peripherals. Client/server, imaging, multimedia, Internet access, and video conferencing applications are now common in many organizations. These data and graphically intensive applications often require increased network bandwidth to ensure that users experience adequate response times.

     New technologies include Asynchronous Transfer Mode ("ATM"), Fast Ethernet, Fiber Distributed Data Interface ("FDDI"), Asymmetrical Digital Subscriber Line ("ADSL"), cable modems, 100-MB Ethernet, and Gigabits technology. These technologies can increase bandwidth at least tenfold over traditional 10-Mbps Ethernet and offer a growth path and new application opportunities for customers. Bridges, modems, remote access devices, routers, or switches can connect different work groups into enterprise networks, and a variety of protocols can move information from location to location.

     Transmission media and wiring types have evolved from copper to combinations of twisted-pair copper, coaxial cable, fiber optic, and leased lines; satellite and wireless based service options. [Purchasing decisions now focus primarily on media choices. Organizations either upgraded to Category 5 twisted-pair for the desktop connection and fiber optic cable for the backbone, and more on how to incorporate new technologies using existing media]. Vendors have found ways to use ATM and FDDI with existing infrastructure to boost performance, rather than force people to bear the expense of ripping out and replacing old wiring.

     All of these developments described above involve making a series of trade-offs. The products that offer the most bandwidth and the most sophisticated features are the most expensive and often are not compatible with the existing network infrastructures.

     Most companies tend to be conservative in their selections. Once one type of equipment has been installed, companies are slow to replace it. Extending the time that networking equipment remains compatible minimizes disruptions of daily business functions and the costs associated with retraining. Consequently, well-known technologies are positioned to remain the focal point of many corporate networks due to the wide availability of products, and the relatively painless growth path for greater bandwidth, and price.

     Telecommunication Services. The telecommunications industry worldwide is undergoing significant change from deregulation and the adoption of new technologies. New network components and protocols that permit more data traffic at higher speeds have made buying decisions more complex. Asynchronous Transfer Mode or ATM and Switched Multimegabit Data Services ("SMDS") are being incorporated into networking equipment. Improvements in fiber optic technology promise to bring significant increases in fiber cable capacity. The availability of a greater number of faster transmission media choices will lower the costs of some services and enable the creation of others.

     Deregulation and demand for new services has created a need for more network-carrying capacity or bandwidth. In response, current technologies are being improved and new technologies are being introduced to satisfy this need. For example, copper cable remains the predominant transmission medium at the local loop level. Fiber optic systems have replaced copper in network backbones.

     Digital transmission methods have been used to provide higher bandwidth services over copper wires for a number of years. However, implementation of digital transmission equipment is only economical for large networks where the rewiring costs exceed the cost of the equipment. Other technologies that permit wideband transmission over twisted pair copper wiring include HDSL and ADSL. More robust communications standards to carry mixed types of communications (voice, data, and video) have prompted development of higher bit rates. To meet this need, SDH-SONET was developed. SONET provides an electronic solution for encoding higher bit rates over a single beam of light. It is expected that SONET will continue to be deployed rapidly as part of an overall strategy for upgrading network capacity.

     Depot Repair Services. The Company estimates the market for depot services to be $100 million at the end-user level in 1998 for the Central Texas region. It is expected to grow as the lottery market increases and other major computer companies move into Central Texas.

     Internet Market. The Internet market is about sharing information and related services among millions of people around the world. The nature of the Internet opens up the possibility of redefining the desktop paradigm into one that uses more affordable, easier to use, and easier to maintain platforms. Bulky PCs will be replaced with a new type of desktop computer, the Network Computer - that is designed specifically for use with the Internet and corporate Intranets. Latest surveys estimate that over 20 million individuals are currently using the Internet. Most organizations have either implemented or are planning to implement Internet ("INET") applications. At least 60% of U.S. consumers have not purchased a home personal computer ("PC") and are therefore potential purchasers of NC's.

SERVICE AND SUPPORT STRATEGY

     Support is very important to the Company's overall corporate strategy. NC customers require a high level of support services. Services will be partially handled by MSI and other service providers.

COMPETITION

     The computer and information access markets are characterized by rapidly changing technology and evolving industry standards. The Company experiences significant competition from other network computer manufacturers, suppliers of personal computers and workstations, and software developers.

     The primary features that distinguish MSI and its products and services from its competitors are MSI's past and present performance as a HUB, and its continued status as a certified Minority Business Enterprise (MBE) by City of Austin, state and federal agencies.

     Field Installation Services. MSI is carrying out state-wide field installation services for key clients for the installation of lottery equipment and electronic benefit transfer equipment. MSI is positioned to increase the service base with its statewide coverage of 35 technicians working throughout the state of Texas. MSI's strategic positioning has become a leader in the field installation and maintenance services market.

     Network Computers (NCs). MSI has positioned itself as a technology leader in NCs and INET services. MSI is positioned in its physical location and is strategically positioned to become a leader in this market. There are no identified competitors at this time. In addition, there are no minority owned NCs OEMs identified in all of Central Texas.

     The Company's strategy has been based on serving niche markets well. Specifically, NCs and INET services will be a key to MSI's growth and business stability. The specific education niche is relevant to MSI's sales growth. Education markets require a heavy investment of resources for computer networking, servers, and computer work stations. MSI is geared to provide these services and offer the TelaVista, MSI's version of he network computer as an affordable alternative to PC purchases.

     Cabling Services. As a minority owned company, MSI is positioned to enlarge its market presence in the communications area. MSI currently has capabilities in fiber optic cabling through installation services, and MSI's extensive expertise in cable types, splicing, connectors/terminations, and testing. MSI's personnel are certified in copper and fiber optic wiring systems for data, voice, and video applications.

FACILITIES

     The Company leases approximately 36,000 square feet of executive office, manufacturing and distribution space in Austin, Texas. If MSI were to require more space, it believes that such additional space is readily available for lease. MSI leases field offices, storage facilities and equipment yards in Dallas, Texas and San Antonio, Texas.

EMPLOYEES

     At March 31, 1998, MSI had a total of 60 employees, of which 53 are full-time employees. None of MSI's employees are subject to a collective bargaining agreement, and the Company believes its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is currently involved in two material lawsuits, both of which relate to the Company's relationship with a former consultant of the Company, Kenneth O'Neal ("O'Neal") and a firm which he controls, Argus Management, Inc. ("Argus"). On December 18, 1997 Argus filed a lawsuit in Kerr County, Texas, 216th Judicial District, to collect on two promissory notes in the aggregate principal amount of $200,000. The Company is vigorously defending this lawsuit and it filed a related suit against O'Neal and Argus in Travis County, Austin, Texas on February 6, 1998 alleging fraud, usury related to the $200,000 of promissory notes, and seeking an order from the court demanding that Argus transfer 293,185 shares of Common Stock of MSI held by Argus to various shareholders who have previously purchased such shares (the "Argus Related").

     Due to the lengthy nature of such lawsuits, the Company is registering under this Prospectus and Registration Statement an additional 293,185 shares to be issued to the Argus Related Shareholders. In the event the Company is successful in transferring the shares held by Argus to the Shareholders, such 293,185 additional shares shall be canceled.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The current executive officers and directors of the Company, and their ages as of March 31, 1998 are as follows:

                                                                              Period from
Name                     Age              Position                            which served
---------------------    ---      ----------------------------------------    ------------------
Jose G. Chavez            46      Chairman of the Board Of                     June 23, 1997
                                  Directors, President and Chief Executive
                                  Officer

Mitchell C. Ketterick     30      Vice-President, Secretary and Director       June 23, 1997

George Villalva           61      Vice-President and Director                  June 23, 1997

Jaime Munoz               37      Director of Operations                       November 15, 1997

Stephen Hoelscher         39      Controller                                   October 27, 1997

Ernesto M. Chavarria      43      Director                                     February 16, 1998

Blandida Cardenas         43      Director                                     February 16, 1998



     The Company has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person pursuant to which any such executive officer was or is to be elected to such office or offices. All officers of the Registrant serve at the pleasure of the Board of Directors. All Officers of the Company will hold office until the next Annual Meeting of the Company.

     The following sets forth biographical information as to the business experience of each Officer and Director of the Company for at least the past five years.

     Jose G. Chavez, President, has over 25 years experience in manufacturing, engineering, system design and development, energy engineering, and computer technology management. As co-founder of MSI in 1993, he has overseen the development of a start-up to a multi-million dollar business enterprise. He previously was plant manager for HDS, a division of Hart Graphics, Inc. from 1991 to 1993, and manufacturing manager for Compuadd Corporation from 1989 to 1991. Mr. Chavez holds an electrical engineering degree from University of Texas at El Paso and a business degree from the University of Redlands, Redlands, California.

     Mitchell C. Kettrick, Vice-President of Technical Operations has over 10 years experience in manufacturing, test diagnostics, and networking. As co-founder of MSI in 1993, and MSI's Chief Technology Officer, he oversees technical services, system design, and information services. Previously, he was manager for quality assurance for Hart Distributions Services during 1992, and manufacturing systems test manager for Compuadd Corporation from 1987 to 1991. Mr. Kettrick holds an Associate of Applied Science in Computer Technology from Texas State Technical College.

     George Villalva, Vice-President of Operations, is a registered architect and has designed and planned many projects of distinguished value. A Vice-President of MSI since 1993, he oversees MSI's building expansion and space planning. He carries out important strategic marketing tasks for MSI with public and private sector clients. Prior to working with MSI, Mr. Villalva operated an architectural for 35 years. Mr. Villalva currently splits is time equally between MSI and his architectural interest.

     Jaime Munoz, Director of Operations, has over 10 years direct experience in all related Project Management implementation. His background includes extensive experience with strategic planning, market assessment, new business development, preparing organizations for public offerings and mergers/acquisitions. Mr. Munoz manages the day-to-day operations including approval of all financial requirements and maintaining stockholder relations. Most recently, in 1997, he worked as a consultant for American Residential Services and assisted with the acquisition of several businesses. From 1987 to early 1997, Mr. Munoz served as Vice President/Chief Marketing Officer for a service company in Houston, Texas being responsible for $7.5 million in contracts with the Department of Defense. Mr. Munoz has a B.S. in Mechanical Engineering.

     Stephen Hoelscher, Controller, brings 17 years experience in accounting and auditing as a Certified Public Accountant. His background includes work with public companies, banks and government. His responsibilities include managing the Accounting Department, establishing banking and external audit relationships and managing the company's overall financial position. Prior to coming to MSI, Mr. Hoelscher was controller for a software development company in Georgetown, Texas for a period of two years. Mr. Hoelscher was employed as an office and audit manager for a multi-office CPA firm for six years prior to that. Mr. Hoelscher has a BBA in accounting.

     Ernesto M. Chavarria, Director, has 25 years experience in international business development. Mr. Chavarria has served as a lobbyist for NAFTA, and for over five years has served as the President of ITBR, Inc., an international overseas consulting company.

     Blandida Cardenas, Director, has been a Professor at the LBJ Institute for Teaching and Learning and has served as a Director of the Office of Minorities in Higher Education. She has also served as the Commissioner of Presidential Appointments to the U.S. Commission of Civil Rights. She has served for over 14 years as Associate Professor to the University of Texas at San Antonio.


     During the past five years, there have been no petitions under the Bankruptcy Act or any state insolvency law filed by or against, nor have there been any receivers, fiscal agents, or similar officers appointed by any court for the business or property of any of the Company's incumbent directors or executive officers, or any partnership in which any such person was a general partner within two years before the time of such filing, or any corporation or business association of which any such director or executive officer was an executive officer within two years before the time of such filing.

     During the past five years, no incumbent director or executive officer of the Company has been convicted of any criminal proceeding (excluding traffic violations and other minor offenses) and no such person is the subject of a criminal prosecution, which is presently pending.

BOARD COMMITTEES

     Pursuant to Private Placement Phase I and Private Placement Phase II, the Company is required to establish (i) a Compensation Committee, consisting of three Board Members, one of which to be designated by the holders of the Series B Preferred and (ii) an Audit Committee consisting of three Board Members, one of which to be designated by the holders of the Series C Preferred.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company (the "Outside Directors") will be paid the sum of $1,000 for each meeting of the Board of Directors attended by them. Additionally, they will be reimbursed for expenses incurred in attending meetings of the Board of Directors and related committees. As of July 28 will and and and and, 1998, MSI has the following two Outside
Directors: Ernesto M. Chavarria and Blandida Cardenas.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. As permitted by the Utah Business Corporation Act, as amended, the Company has included in its Revised Articles of Incorporation a provision that the Company may indemnify its officers, directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth compensation for the Chief Executive Officer ("CEO"), and the four most highly compensated other executive officers whose salary and bonus for 1998 and was $100,000 or greater (collectively, the "Named Executives"). There were only two executive officers of MSI whose salary and bonus was $100,000 or greater in fiscal 1998. Consequently, only the CEO and one other executive officer appear in this table.


                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE
=================================================================================================
                                                     Long Term Compensation
                  Annual Compensation                 Awards                  Payouts
-------------------------------------------------------------------------------------------------
(a)            (b)       (c)       (d)       (e)       (f)          (g)         (h)       (i)

                                                                    Securi-
                                             Other                  ties                  All
Name and                                     Annual    Restricted   Under-                Other
Principal                                    Compen-   Stock        lying       LTIP      Compen-
Position       Year      Salary    Bonus     sation    Award(s)     Options/    Payouts   sation
                                                                    SAR's(#)
-------------------------------------------------------------------------------------------------
Jose G.        1998      $105,500  $  -0-    $   -0-   $      -0-   62,100      $-0-      $-0-
Chavez,        1997        50,500                -0-          -0-      -0-       -0-       -0-
CEO            1996        87,000  34,000        -0-          -0-      -0-       -0-       -0-
                                   13,000

Mitchell       1998      $ 75,000  $  -0-    $   -0-    $     -0-   31,250       -0-       -0-
Kittrick,      1997        52,000     -0-        -0-          -0-      -0-       -0-       -0-
Vice-          1996        45,000     -0-        -0-          -0-      -0-       -0-       -0-
President
and
Secretary
=================================================================================================


EMPLOYMENT CONTRACTS

     On June 15, 1997, the Company entered into employment agreements with Jose Chavez, President and CEO (the "Chavez Agreement"), and Mitchell Kettrick, Vice President (the "Kettrick Agreement"). Both of these agreements terminate on March 31, 2001, subject to two one-year extensions. The Chavez Agreement provides for an annual salary of $100,000 and reimbursement of all reasonable out-of-pocket expenses. The Chavez Agreement also provides for a grant of an option to purchase up to 100,000 shares of Common Stock at a price of $1.50 per share exercisable for a period of five (5) years commencing on March 31, 1998. In addition, Chavez is entitled to a bonus, at the discretion of the Board of Directors, consisting of cash and common stock, calculated as follows: (1) for each ten percent (10%) increase in revenues above the base of $10,000,000 in fiscal 1998, Chavez shall be issued 100,000 shares of Common Stock at fifty percent (50%) of the then current market value, not to exceed $1.70 per share; and (2) for each $1.00 increase in the Common Stock value above the base value of $3.00 per share in fiscal 1998, calculated on the last ninety (90) day average, the Company shall pay Chavez a cash bonus of $100,000 due no later than June 30 of each fiscal year. Chavez also is entitled to an automobile allowance of up to $650.00 per month.

     The Kettrick Agreement provides for an annual salary of $75,000 per year and reimbursement of all reasonable out-of-pocket expenses. Moreover, the Kettrick Agreement provides for a grant of a five-year option to purchase up to 50,000 shares of Common Stock at a price of $1.50 per share exercisable beginning July 1, 1998. Kettrick also has a second option for 25,000 shares at $2.25 per share exercisable for a period of two (2) years. The Kettrick Agreement also provides for a bonus, at the discretion of the Board of Directors, consisting of cash and Common Stock, calculated as follows: (1) for each ten percent (10%) increase in revenues above the base of $10,000,000 in fiscal 1998, Kettrick shall be issued 50,000 shares of Common Stock at fifty percent (50%) of the then current market value, not to exceed $1.70 per share; and (2) for each $1.00 increase in the Common Stock value above the base value of $3.00 per share in fiscal 1998, calculated on the last ninety (90) day average, the Company shall pay Kettrick a cash bonus of $50,000 due no later than June 30 of each fiscal year. Kettrick is also entitled to an automobile allowance of up to $500.00 per month.

COMMON STOCK TO EMPLOYEES AND CONSULTANTS

     As soon as practicable subsequent to the filing of this Prospectus and Registration Statement the Company intends to file a registration statement on Form S-8 to register 1,305,300 shares of common stock of the Company to be issued to certain employees and consultants of the Company.


                              CERTAIN TRANSACTIONS

     Certain officers, directors, stockholders and employees of the Company have ownership interests in entities to which the Company has advanced monies for working capital and expenses. The advances have been converted to notes and are personally guaranteed by the shareholders of the related entities. The schedule below lists the name of the stockholder and their percentage of ownership.

                              Prima
                            Development &                  Quality                  Salas
                            Construction, Inc.        Communications, Inc.     Concessions, Inc.
Name of Stockholder                                (Percentage of Ownership)
------------------------------------------------------------------------------------------------
Jose G. Chavez                   26                            28                     33

Frank Rodriguez                  15                             5                      -

Andrew Ramirez                   26                            27                     35

George Villalva                  15                             5                      4

Mitchell C. Kettrick             18                            10                     13

Bruce Funderburk                  -                            20                      -

Laurel Funderburk                 -                             5                      -

Tammie Delaney                    -                             -                     15

                                100                           100                    100
                                ---                           ---                    ---


     The Company's officers and directors serve as officers directors and advisors to these related companies on an as needed basis and their involvement is minimal.


     As of March 31, 1998 and 1997, the Company had advanced funds to the following entities:

                                                            1998            1997
                                                            ----        --------
Prima Development & Construction, Inc.                      $ -0-       $251,983
(10% Note Receivable from a related party)

Quality Communications, Inc.                                  -0-         84,394
(10% Note Receivable from a related party)

Salas Concessions, Inc.                                       -0-         83,397
(10% Note Receivable from a related party)                  -----       --------

     TOTAL                                                  $ -0-       $476,425
                                                            =====       ========



     As of July 28, 1998 there were no amounts owing to the Company by any of the entities listed above. In addition, the Company does not intend to loan any additional funds to the above named entities in the future.

     The shareholders of MSI set forth above signed personal guarantees for all the notes and leases. Prima Development & Construction, Inc. ("Prima"), a construction and fiber optics cabling firm, executed the original loan agreement April 1, 1997 and the principal amount of this loan is $185,000. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $2,444.79. The annual interest rate on the note is 10%. Prima has the right to prepayment without penalties.

     An amendment to the loan agreement with Prima was executed on April 15, 1997 to incorporate funds advanced to MSI for the period January 1, 1997 through March 31, 1997. The principal amount of this loan is $66,983. Interest is due and payable monthly as it accrues, commencing on January 2, 1998 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $885. The annual interest rate on the note is 10%. Prima has the right to prepayment without penalties.

     The ownership of Prima include owners of MSI and other outside investors. The primary purpose of establishing Prima was to enable MSI to sub-contract critical services relevant to MSI's service mix. By setting up a company to exclusively provide support services for MSI reduces the overhead to MSI and avoids carrying expenses that vary with seasonality such as outside fiber optic cabling and related construction. MSI contracts with Prima on a project to project basis. Currently, Prima has under contract several projects which will provide the basis for the loan repayment to MSI.

     Quality Communications, Inc. ("QCI"), a telecommunications corporation, executed a loan agreement on April 1, 1997 in the principal amount of $71,600. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $1,025. The annual interest rate on the note is 10%. Quality Communications, Inc. has the right to prepayment without penalties.

     The ownership of QCI includes owners of MSI and other outside investors. The primary purpose of establishing QCI was to enable MSI to sub-contract critical services relevant to MSI's service mix. By setting up a company to exclusively provide support services for MSI reduces the overhead to MSI and avoids carrying expenses. MSI contracts with QCI on a project to project basis. QCI has under contract several significant cabling projects that will provide funds for pay-off of MSI's loan.

     Salas Concessions, Inc. ("Salas"), a food services corporation, executed a loan agreement dated on April 1, 1997. The principal amount of this loan is $133,700. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $1,767. The annual interest rate on the note is 10%. Salas has the right to prepayment without penalties.

     This investment loan was extended when MSI was expanding. Salas, located at Robert Mueller Airport, offered a unique opportunity to show MSI's point of sale and telecommunications services and equipment in a commercial environment. MSI also planned to use an $80,000 carry-over loss write-off to offset MSI's 1995-1996 operating profits. Subsequently, MSI went into a state-wide expansion and headquarter expansion that eliminated the need for taking over Salas.

     Salas entered into an agreement to pay-off initial capital and operating expense for funds advanced by MSI. The concessions are growing in by 6% annually and beginning to show profit; therefore, there is less risk regarding Salas' ability to pay back the loan from MSI.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive, and (iv) all directors and officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                               Percent of
Name and Address              Number of Shares           Outstanding Shares(1)
------------------------------------------------------------------------------

Jose Chavez                      7,225,000                     65.53%
501 Waller Street
Austin, Texas 78702
------------------------------------------------------------------------------

Mitchell Kettrick
501 Waller Street
Austin, Texas 78702              1,500,000                     13.60%
------------------------------------------------------------------------------

George Villalva
501 Waller Street
Austin, Texas 78702                475,000                      4.31%
------------------------------------------------------------------------------

All Directors and
Officers as a Group (3 persons)  9,200,000                     83.44%
------------------------------------------------------------------------------

------------

     (1) Calculations are based on 10,851,261 outstanding shares of Common Stock as of March 31, 1998 and the assumed conversion of all options and warrants held by the above named group. All common shares held by the Officers and Directors listed above are "restricted securities" and as such are subject to limitations on resale. The shares held by the officers and directors may be sold pursuant to Rule 144 under certain circumstances, subject to certain Lock-Up Agreements. See "Shares Eligible for Future Sale - Lock-Up Agreements."

     Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but notice of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges shall be deemed to be outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

     There are no contractual arrangements or pledges of the Registrant's securities, known to the Registrant, which may at a subsequent date result in a change of control of the Registrant.

                              SELLING SHAREHOLDERS

     The following table sets forth the ownership of the Common Stock assuming conversion of the Series B Preferred and Series C Preferred registered hereunder, as well as the conversion of the Series D Preferred, the exercise of the Warrants registered hereunder, and assuming the exercise of the Placement Agent's Option, the Placement Agent's Option II, and the Placement Agent's Option III. None of such shares will be sold in this offering.



             Name                                Number        Percentage+
------------------------------                ------------     -----------
Beatrice Schaefer                               322,938(1)            1.8%

Heinz C. Winzeler                               907,348(2)            4.4%

Entrepreneurial Investors, Ltd.               8,286,800(3)           39.8%

Equity Services, Ltd.                         1,443,450(4)            5.8%

C. J. and Florence Adams                            100(5)              *

Gerald and Gay Adams                                500(5)              *

Mark and Patricia Adams                             250(5)              *

Luana Pearce, Trustee
of Luana Pearce Trust                            15,000(5)              *

Mary Dietze                                       5,000(5)              *

Jim Pearce                                        3,000(5)              *

Beula Mae Pearce                                  2,500(5)              *

C. W. Cupp                                       10,000(5)              *

Dave Pistorius                                    7,000(5)              *

Luana Pearce                                    225,000(5)            1.2%

John Stockton                                    13,335(5)              *

Fred Shelton                                      1,500(5)              *

Floyd Tate                                        2,667(5)              *

Fred Kettrick                                     1,333(5)              *

Norm Mendeke                                      3,000(5)              *

Mike Batson                                       3,000(5)              *



----------
Footnote on following page

+ Unless stated otherwise, calculations assume exercise and conversion of all warrants and conversion rights into the underlying shares of Common Stock. Consequently, the percentages were based on an aggregate of 23,545,271 shares outstanding.

* Less than 1%.

(1) Consists of 20,000 shares of Series B Preferred convertible into 200,000 shares of Common Stock, Class A Warrants represents 120,000 shares, and 2,938 shares representing interest, all of which were received upon conversion of a Senior Convertible Note, dated September 30, 1997, and converted on
December 31, 1997.

(2) Consists of 50,000 shares of Series B Preferred convertible into 500,000 shares of Common Stock, Class A Warrants representing 300,000 shares, 7,348 shares representing interest, all of which were received upon conversion of a Senior Convertible Note, dated September 30, 1997, and converted on December 31, 1997, and 10,000 shares of Series D Preferred convertible into 100,000 shares of Common Stock.

(3) Consists of 400,000 shares of Series B Preferred convertible into 4,000,000 shares of Common Stock, Class A Warrants representing 2,400,000 shares of Common Stock purchased in Private placement Phase I, 943,400 shares issuable upon conversion of 94,340 shares of Series C Preferred purchased in Private Placement Phase II, and 943,400 shares issuable upon conversion of 94,340 shares of Series D Preferred.

(4) Consists of 20,000 shares of Series B Preferred convertible into 200,000 shares of Common Stock, Class A Warrants representing 420,000 shares of Common Stock, 400,000 shares of Common Stock issuable upon exercise of the Placement Agent's Option, 47,170 shares of Common Stock issuable upon exercise of the Placement Agent's Option II, 250,850 shares of Common Stock issuable upon exercise of the Placement Agent's Option III, and 12,543 shares of Series D Preferred convertible into 125,430 shares of Common Stock.

(5) The shares are being issued to shareholders who have previously paid for these shares, although such shares are subject to litigation. See "Management, Discussion and Analysis of Financial Condition and Results of Operation -- Legal Proceedings."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.10 par value, and 10,000,000 shares of Preferred Stock, $2.00 par value.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the shareholders of the Company. Subject to the prior rights of holders of Preferred Stock, holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors, out of funds legally available to the Company. The Company currently intends to retain all future earnings for the use in the operation of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy." The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to cause the Company to issue without further vote or action by the shareholders, up to 10,000,000 shares of Preferred Stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control.

     Although the Company had at one time designated 50,000 shares of Series A Preferred Stock, all such shares have been canceled in connection with the Combination Agreement.

     On November 12, 1997, the Company filed with the Utah Secretary of State a Certificate of Designation, Preferences, Rights and Limitations of Series B Cumulative Preferred Stock, authorizing 420,000 shares of Series B 5% Cumulative Convertible Non-Voting Preferred Stock (the "Series B Certificate"). All 420,000 shares were issued on November 12, 1997 in connection with the Private Placement Phase I. The Series B Certificate was subsequently amended on January 29, 1998 to increase the number of Series B Preferred authorized to 490,000. The additional 70,000 shares of Series B Preferred were issued on February 11, 1998 upon conversion of the Notes. Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $5.30 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $0.53, subject to adjustment upon certain events. The holders of Series B Preferred Stock are entitled to cumulative dividends at an annual rate of 5% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive days trading days preceding the payment date.


     On January 29, 1998, the Company filed with the Utah Secretary of State a Certificate of the Designation, Preferences, Rights and Limitations of Series C Cumulative Preferred Stock, authorizing 99,057 shares of Series C 6% Cumulative Convertible Non-Voting Preferred Stock. All 99,057 shares of Series C Preferred were issued on January 30, 1998 in connection with the Private Placement Phase
II. Each share of Series C Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $10.60 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $1.06, subject to adjustment upon certain events. The holders of Series C Preferred Stock are entitled to cumulative dividends at an annual rate of 6% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive days trading days preceding the payment date. The Series C Preferred holders have liquidation rights in parity with the Series B Preferred holders.

     For five years from the date of issuance of the Series B Preferred and the Series C Preferred, respectively, the holders of the Series B Preferred have the right to nominate one (1) member to the slate of nominees to the Board of Directors and the holders of the Series C Preferred have the right to nominate one (1) member to the slate of nominees to the Board of Directors. The holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon conversion of the Series B Preferred, the Series C Preferred and/or THE Series D Preferred.

On April 22, 1998, the Company filed with the Utah Secretary of State a Certificate of the Designation, Preferences, Rights and Limitations of Series D Cumulative Preferred Stock, authorizing 247,642 shares of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock (the "Series D Certificate"). The Series D Certificate was subsequently amended on May 14, 1998 to increase the number of Series D Preferred authorized to 258,657, and such Series D Certificate was further amended on May 21, 1998 to increase the total number of Series D Preferred to 274,407. A total of 279,657 shares of Series D Preferred were issued in three phases which were completed on July 8, 1998 in connection with the Private Placement Phase III. Each share of Series D Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $10.60 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $1.06, subject to adjustment upon certain events. The holders of Series D Preferred Stock are entitled to cumulative dividends at an annual rate of 6% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive days trading days preceding the payment date.

WARRANTS AND PLACEMENT OPTIONS

The Company issued Class A Warrants to purchase an aggregate of 2,520,000 shares of Common Stock on November 11, 1997 in connection with Private Placement Phase
I. The warrants are exercisable for a two (2) year period commencing on January 3, 1998 and ending on January 31, 2000. The exercise price of the warrants is $1.50 and the warrants contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The warrants do not entitle the holder thereof to any rights as a shareholder of the company until the warrants exercised and shares are purchased thereunder. The warrant holders agreed that as long as the Company remains certified as a HUB, they will not exercise their warrants in such a manner to cause the Company to lose its HUB status. The warrants and the shares of common Stock issuable upon exercise thereof may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Registration Statement of which this Prospectus forms a part covers those of such warrants that remain outstanding and the shares of Common Stock issuable upon the exercise of the warrants issued in connection with Private Placement Phase I.

     Also in connection with Private Placement Phase I, the Company issued to the placement agent a Placement Agent's Option Certificate ("Option Certificate I"), dated November 11, 1997. The Option Certificate I entitles the placement agent to purchase 400,000 shares of Common Stock at a purchase price of $1.50. The option commenced on January 31, 1998 and expires on January 31, 2003.

     With respect to Private Placement Phase II, the Company issued a second Placement Agent's Option Certificate ("Option Certificate II"), dated January 31, 1998. The Option Certificate II entitles the same placement agent to purchase 47,170 shares of Common Stock at a purchase price of $4.00 per share. The option under Option Certificate II is exercisable beginning on January 31, 1999 and ending on January 31, 2004. Both the Option Certificate I and the Option Certificate II contain customary anti-dilution provisions with respect to stock dividends, stock splits and recapitalization in favor of the holder.

With respect to Private Placement Phase III, the Company issued a third Placement Agent's Option Certificate ("Option Certificate III"), dated July 8, 1998. The Option Certificate III entitles the same placement agent to purchase 61,510 shares of Common Stock at a purchase price of $1.59 per share. The option under Option Certificate III is exercisable beginning on June 30, 1999 and ending on June 30, 2004. The Option Certificate III contains customary anti-dilution provisions with respect to stock dividends, stock splits and recapitalization in favor of the holder.

CONVERTIBLE NOTES

On September 30, 1997, the Company executed two Senior Convertible Notes for an aggregate principal amount of $371,000 (the "Notes"). The holders of the Notes gave written notice of their intent to convert the Notes on December 31, 1997. Consequently, the Company issued a total of 70,000 shares of Series B Preferred, Class A Warrants to purchase 420,000 shares of Common Stock, and a total of 10,286 shares of Common Stock, representing the interest (the "Securities"). The Securities were issued to the holders of the Notes on February 11, 1998 and the Registration Statement of which this Prospectus is a part covers those Securities. The holders of Common Stock will suffer immediate dilution to their percentage ownership of the Common Stock upon the conversion of the Series B Preferred and upon exercise of the warrants.

INDEMNIFICATION

The Revised Articles of Incorporation state that the Company may indemnify each director, officer, employee, or agent of the Company to the full extent permitted by the laws of the state of Utah. Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. Section 16-10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a-904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if it is ultimately determined that he or she is not entitled to be indemnified by the corporation to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the above discussed section of the Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

     The Company's Revised Articles of Incorporation and By-Laws include certain provisions which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares held by the shareholders and could make it more difficult to remove incumbent management. The Company's Revised Articles of Incorporation or By-Laws provide that: (i) directors may authorize the issuance of preferred stock having rights and preferences established by the Board of Directors without further approval by the shareholders; and (ii) except as otherwise required by law, vacancies in the Board of Directors may be filled only by the remaining directors.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Shares of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon issuance of the common stock registered hereunder as well as the shares to be registered on Form S-8, 7,858,242 shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates of the Company, as defined under the Securities Act. The remaining shares of Common Stock outstanding are deemed "restricted securities" as defined by Rule 144 under the Securities Act and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption provided by Rule 144. The shares currently held by the officers and directors of the Company are restricted securities that are also subject to contractual "lock-up" restrictions described below.

REGISTRATION RIGHTS

     The Company has granted certain demand and "piggyback" registration rights with respect to (i) 2,940,000 shares of Common Stock issuable upon exercise of the Class A Warrants issued in connection with the Notes and Private Placement Phase I, and (ii) 508,680 shares of Common Stock issuable upon exercise of Placement Agent's Option, Placement Agent's Option II, and Placement Agent's Option III (the "Certificates"). Subject to certain conditions and limitations, the registration rights granted to such holders give such holders the right to register all or any portion of the Common Stock held by them or issuable upon the exercise of the Class A Warrants or the Certificates. Moreover, the Company has granted registrations rights to the holders of 420,000 shares of Series Preferred B pursuant to Private Placement Phase I, 99,057 shares of Series C Preferred under Private Placement Phase II, and 279,657 shares of Series D Preferred pursuant to Private Placement Phase III. The holder of 400,000 shares of Series B Preferred and the holders of 99,057 shares of Series C Preferred have exercised their registration rights and such shares are included hereunder.


LOCK-UP AGREEMENTS

     Jose Chavez, Mitchell Kettrick and George Villalva, the Company's principal shareholders who are also officers and directors, executed Lock-Up Agreements (collectively, the "Lock-Up Agreements") with Equity Services, Ltd. on October 31, 1997 in connection with Private Placement Phase I.

     Under these Lock-Up Agreements, the shareholders have agreed not to sell or otherwise dispose of their collective 9,025,000 shares until March 31, 2002 unless one of the following events occurs: (a) MSI's net income before provision for income taxes and exclusive of any extraordinary earnings (the "Minimum Pretax Income") amounts to at least One Million Dollars ($1,000,000) during the fiscal year ending on March 31, 1999 or March 31, 2000; or (b) the Minimum Pretax Income amounts to at least Two Million Dollars ($2,000,000) during the fiscal year ending on March 31, 2001; or (c) commencing at the effective date of a registration statement (the "Effective Date") covering a subsequent public offering of the Company's securities and ending eighteen (18) months after the Effective Date, the average closing bid price of the Company's common stock shall average in excess of Four Dollars ($4.00) per share for thirty (30) consecutive business days.


                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for the Company by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas.


                                     EXPERTS

     The financial statements of the Company for the period ended March 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Brown, Graham & Company, P.C., independent auditors, as set forth in its report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 8 to the financial statements), and they are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                         CHANGE IN INDEPENDENT AUDITORS

     On June 11, 1997, the Company's board of directors replaced Jones & Jensen, Salt Lake City, Utah as its principal accountant with Salazar & Associates, Austin, Texas.

     The report of Jones & Jensen on the Company's financial statements for the previous two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was such opinion qualified or modified as to certainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and subsequent interim periods preceding the replacement of Jones, Jensen & Company had no disagreements with Jones & Jensen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the Company's fiscal years ended March 31, 1996 and March 31, 1997 and subsequent interim periods preceding the retention of Salazar & Associates, neither the Company nor anyone on the Company's behalf, consulted Salazar & Associates regarding any matter.

     In May 1998, the Company's management made arrangements to replace Salazar & Associates, Austin, Texas, as its principal accountant with Brown, Graham & Company, P.C., Georgetown, Texas.

     During the Company's most recent fiscal year and subsequent interim periods preceding the replacement of Salazar & Associates, the Company had no disagreements with Salazar & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the Company's most recent fiscal year and subsequent interim periods preceding the retention of Brown, Graham & Company, P.C. neither the Company nor anyone on the Company's behalf, consulted Brown, Graham & Company, P.C. regarding any matter.


                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report - Brown Graham & Company, P.C. .............   F-2
Independent Auditors' Report - Salazar & Associates .....................   F-3
Consolidated Balance Sheet as of March 31,1998 ..........................   F-4
Consolidated Statements of Operations for the Years ended March 31,
 1998 and 1997 ..........................................................   F-5
Consolidated Statements of Shareholders Equity for the Years ended
 March 31, 1998 and 1997 ................................................   F-6
Consolidated Statements of Cash Flows for the Years ended March 31,
 1998 and 1997 ..........................................................   F-9
Notes to Consolidated Financial Statements ..............................   F-11


Brown, Graham & Company, PC
Certified Public Accountants


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of Micro-Media Solutions, Inc.,


We have audited the accompanying consolidated balance sheet of Micro-Media Solutions, Inc. and Subsidiary (the "Company") as of March 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro-Media Solutions, Inc. and Subsidiary as of March 31, 1998, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, current liabilities exceed current assets by $175,983 and has suffered losses from operations for the years ended March 31, 1998 and 1997 which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


/s/ Brown, Graham & Company, PC

Georgetown, Texas
June 9, 1998

Salazar & Associates
CERTIFIED PUBLIC ACCOUNTANTS
Jose Salazar, CPA              Frances Ortiz-Salazar, CPA

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of Mountain States Resources Corporation: We have audited the accompanying consolidated statements of operations of Mountain States Resources Corporation and subsidiary (the "Company") for the year ended March 31, 1997. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated statement of operations referred to above presents fairly, in all material respects, the consolidated results of their operation for the year ended March 31, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statement have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statement, the Company has suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are presented in Note 10 of this financial statement.

As more fully described in Notes 11 and 12, subsequent to the issuance of the Company's March 31, 1997 financial statements and our report thereon dated June 22, 1997, we became aware that those financial statements did not reflect certain adjustments as described in Notes 11 and 12. In our original report we expressed an unqualified opinion on the March 31, 1997 financial statement as described in paragraph four above, and our opinion on the revised statements, as expressed herein, remains unqualified with respect to paragraph four above.

/s/ Salazar and Associates
Austin, Texas

June 22, 1997, except as to the fifth paragraph above and Notes 11 and 12, which are as of June 10, 1998

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Balance Sheet
March 31, 1998


ASSETS
Current Assets
     Cash and Cash Equivalents                                      $    25,785
     Accounts Receivable - Trade                                        150,851
     Inventory                                                          285,023
     Short-Term Investment (Note 4)                                   1,350,000
     Other Receivables - Advances (Note 2)                               86,961
           Total Current Assets                                       1,898,620

Property, Plant, and Equipment, net (Note 3)                            800,832


TOTAL ASSETS                                                        $ 2,699,452



LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts Payable - Trade                                       $   300,033
     Other Accrued Expenses                                             153,240
     Bank Line of Credit (Note 4)                                     1,228,966
     Current Maturities of Long-term Debt (Note 6)                      151,267
     Current Portion of Obligations Under
     Capital Leases (Note 7)                                             41,097
     Other Notes Payable (Note 14)                                      200,000
     Total Current Liabilities                                        2,074,603

Long-Term Liabilities
     Notes Payable (Note 6)                                             367,522
     Obligations under Capital Leases (Note 7)                          149,561
           Total Long-Term Notes                                        517,083

Commitments and Contingencies (Notes 8, 10 & 14)

Stockholders' Equity
     Preferred stock Series B; $5.30
       stated value; 490,000 shares
       authorized, issued & outstanding (Note 11)                     2,597,000
     Preferred Stock Series C; $10.60
       stated value; 99,057 shares
       authorized, issued & outstanding (Note 11)                     1,050,004
     Common stock at $.10 par value;
       50,000,000 authorized,
       10,851,261 shares issued & outstanding                         1,085,126
     Additional Paid-in Capital (Note 11)                             2,491,458
     Accumulated Deficit (Note 11)                                   (7,115,822)
           Total Stockholders' Deficit                                  107,766

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 2,699,452

The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Operation
For the Years Ended March 31, 1998 and 1997





                                                        1998             1997
Net Revenues                                      $  2,740,822      $  4,665,802

Cost of Goods Sold                                   3,060,633         3,306,490

Gross Margin (Deficit)                                (319,811)        1,359,312

Selling, General and Administrative Expenses:
  Salaries, Benefits & Related                       1,650,764         1,202,790
  Other expense                                      1,165,499           440,296
Interest expense                                       299,327           102,421
Provision for
  Uncollectable Accounts                                75,252            96,190
                                                     3,190,842         1,841,697

Net Loss                                          $ (3,510,653)     $   (482,385)


Basic and Diluted  Net Loss
  Per Share (Note 13)                             $      (0.65)     $      (0.05)

Basic and Diluted weighted
  average shares outstanding                        10,785,717        10,026,400
  (Note 13)



The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
For the Years Ended March 31, 1998 and 1997
(page 1 of 3)

                                               Preferred Stock
                                   Series B                      Series C
                            Shares         Amount          Shares        Amount
Balance
March 31, 1996                           $                             $

Common stock
issued for
services

Common stock
options exercised

Net loss

Balance
March 31, 1997

Common stock  issued:
  Interest
  Compensation
  Preferred
   stock dividend

Preferred stock
  issued:
  Private
   Placement                420,000      2,226,000         99,057      1,050,004
  Senior Debt                70,000        371,000

Preferred stock
  dividend

Stock option for
compensation

Cash received
from stock

Net loss

Balance
March 31, 1998              490,000     $2,597,000         99,057     $1,050,004




The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
For the Years Ended March 31, 1998 and 1997
(page 2 of 3)

                                                    Additional
                                                   (Discount on)
                                Common Stock         Paid-In
                             Shares      Amount      Capital
Balance
March 31, 1996             9,784,733  $  978,473  $(1,046,058)

Common stock
issued for
services                     480,000      48,000

Common stock
options exercised            500,000      50,000

Net loss

Balance
March 31, 1997            10,764,733   1,076,473   (1,046,058)

Common stock issued:
  Interest                    10,286       1,029        4,114
  Compensation                52,500       5,250       46,407
  Preferred
   stock dividend             23,742       2,374       56,294

Preferred stock
  issued:
  Private
   Placement                                         (688,000)
  Senior Debt

Preferred stock
  dividend                                          3,412,502

Stock option for
compensation                                          193,750

Cash received
from stock                                            512,449

Net loss

Balance
March 31, 1998            10,851,261  $1,085,126   $2,491,458




The accompanying notes are an integral part of these financial Statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
For the Years Ended March 31, 1998 and 1997
(page 3 of 3)

                                  Accumulated
                                    Deficit      Total
Balance
March 31,                       $   348,386  $  280,801

Common stock
issued for
services                                         48,000

Common stock
options exercised                                50,000

Net loss                           (482,385)   (482,385)

Balance
March 31, 1997                     (133,999)   (103,584)

Common stock issued:
  Interest                                        5,143
  Compensation                                   51,657
  Preferred
   stock dividend                   (58,668)

Preferred stock
  issued:
  Private
   Placement                                  2,588,004
  Senior Debt                                   371,000

Preferred stock
  dividend                       (3,412,502)

Stock option for
compensation                                    193,750

Cash received
from stock                                      512,449

Net loss                         (3,510,653) (3,510,653)

Balance
March 31, 1998                  $(7,115,822) $  107,766




The accompanying notes are an integral part of these financial Statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flow
For the years ended March 31, 1998 and 1997
(page 1 of 2)

                                                      1998               1997
Cash Flows from Operating Activities:
 Net loss                                         $(3,510,653)        $(482,385)
 Adjustments to reconcile net loss
  to net cash provided by
   operating activities:
   Depreciation expense                               178,895           116,628
   Stock issued for compensation                      145,407
   Stock issued for interest                            5,143
   Change in trade receivables                        938,505          (165,619)
   Change in inventory                                (19,569)          189,040
   Change in accounts payable                        (575,700)          351,644
   Change in accrued expenses                          40,057           395,989
   Net cash provided by (used by)
    operating activities                           (2,797,915)          405,297

Cash Flows from Investment Activities:
 Purchase of property & equipment                    (195,685)         (632,900)
 Purchase of short term investment                 (1,350,000)
 Proceeds from notes receivables                      335,380
 Additional receivables                               (65,000)          (19,370)
   Net cash provided by (used by)
    investing activities                           (1,275,305)         (652,270)

Cash Flows from Financing Activities:
 Proceeds from (payments on)
  line of credit (net)                                504,076          (398,331)
 Proceeds from other notes payable                    200,000
 Proceed from (payments on)
  long term debt                                     (162,153)          501,302
 Proceeds from (payments on)
  capital lease obligations                           (32,483)          160,565
 Proceeds from private placement of
  Preferred Stock                                   2,688,000
 Proceeds from Senior Convertible
  Debt & other capital transactions                   883,453
   Net cash provided by
    financing activities                            4,080,893           263,536
Net increase in cash                                    7,673            16,563
Cash at beginning of period                            18,112             1,549
Cash at end of period                             $    25,785         $  18,112

Supplemental disclosure:
 Cash paid during the year for:
 Interest                                         $   232,578         $  97,143


The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flow (continued)
For the years ended March 31, 1998 and 1997
(page 2 of 2)

Supplemental schedule of non-cash investing and financing activities:


                                          1998         1997
 Preferred stock issued for
  underwriting fees                 $   156,000
 Inventory received on other
  notes receivable                       84,394
 Common stock issued for:
  compensation                          145,407
  interest on debt                        5,143






The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMEMTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Organization

Micro-Media Solutions, Inc. (formerly Mountain States Resources Corporation, ("MSRC")), was organized under the laws of the State of Utah on April 15, 1969. MSRC began operations in April 15, 1969, as a mining, mineral extraction and oil and gas exploration company. MSRC discontinued its operations in 1993 and became a development stage company as described in the Statement of Financial Accounting Standards No.7, "Accounting and Reporting by Development Stage Enterprises". On June 23, 1997, MSRC entered into a reverse merger agreement and plan of reorganization with the shareholders of Micro-Media Solutions, Inc. (a Texas Corporation),("MSI-Texas"), in which MSRC acquired 100% of the common stock of MSI-Texas. As part of the reorganization, MSRC changed its name to Micro-Media Solutions, Inc., (a Utah Corporation), ("MSI") (the "Company"). The transaction was accounted for as a recapitalization.

MSI-Texas is an Austin, Texas, based technology corporation formed to provide Computer hardware, software programming, system support, maintenance, media duplication, and kitting to the public and private sectors. In addition, MSI-Texas is certified by the State of Texas as a Historically Underutilized Business (HUB).

MSI-Texas is a business solutions technology integrator with infrastructure design and implementation services. In addition, MSI-Texas' computer networking services includes system integration and local and wide-area networks.

Principles of Consolidation

The consolidated financial statements the years ended March 31, 1998 and 1997, include the accounts and transactions of MSI and MSI-Texas. All significant inter-company accounts and transactions have been eliminated in the accompanying consolidated financial statements. MSI, however, did not have any material asset or liability accounts or account balances. With the exception of MSI's equity accounts, the significant account balances belong to MSI-Texas.

Cash and Cash Equivalents

Cash equivalents consist primarily of funds invested in short-term interest-bearing accounts. The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

Accounts Receivable

The Company follows the allowance method of expensing accounts receivable when considered uncollectable. As of March 31, 1998, management believes all accounts are collectible; and therefore, no allowance has been recorded.

Inventory

Inventory is valued at lower of cost, using the FIFO method (first-in/first-out), or market. Inventory consists principally of hardware and software needed for maintaining and building network technology for customers.

Property, Plant, and Equipment

Property and equipment are stated at cost. For financial statement purposes, depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the term of the related lease or the useful life of the leasehold improvements. Accelerated depreciation methods are used for tax purposes. Depreciation and amortization are calculated over the following useful lives stated in years:

                                   Useful Lives
      Vehicles                           5
      Furniture and fixtures             5
      Equipment                          5
      Leasehold improvements            31.5

New Accounting Pronouncements

The Company accounts for stock options and warrants issued to employees in accordance with APB 25, "Accounting for Stock Issued to Employees". The Company follows FASB Statement 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") for financial statement disclosure purposes and issuance of options and warrants to non-employees for services rendered.

In accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of this assessment, management prepares an analysis of the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of March 31, 1998, indicated there was no impairment to the carrying value of these assets.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has addressed the requirements of SFAS No. 130 and no material impact on the financial statements is expected.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance or an allocation of resources to operating segments. The Company has not yet determined to what extent the standard will impact its financial statements.

Revenue Recognition

For financial reporting purposes, revenues are recognized in the accounting period that corresponds with the performance of the service to the customer. The related costs and expenses are recognized when incurred. Revenues are derived from local and state government contracts and contracts with local businesses.

Federal Income Tax

The Company uses the liability method of accounting for income taxes as prescribed by the Financial Accounting Standard Board Statement No. 109. Deferred tax liabilities and assets are determined based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The net change in deferred tax assets and liabilities is reflected in the statement of operations.

Use of Estimates and Certain Concentrations

Management of the Company has made a number of estimates and assumptions relating to the valuation and reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Although actual results could differ from those estimates, Management believes its estimates are reasonable. Certain components, subassemblies and software included in

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

the Company's computer systems are obtained from sole suppliers or a limited number of suppliers. The Company relies, to a certain extent, upon the ability of its suppliers' to enhance existing products in a timely and cost-effective manner, to develop new products to meet changing customer needs and to respond to emerging standards and other technological developments in the computer industry. The Company's reliance on a limited number of suppliers involves several risks, including the possibility of shortages and/or increases in costs of components and subassemblies, and the risk of reduced control over delivery schedules.

Financial Instruments

Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as cash equivalents, receivables, other assets, accounts payable and accrued expenses and debt are considered by the Company to be reasonable approximations of their fair values, based on market information available to management as of March 31, 1998. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration potential taxes or other expenses that would be incurred in an actual settlement.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. A concentration of credit risk may exist with respect to trade receivables, as many of the Company's customers are in the computer and telecommunications industries. The Company has a large number of customers on which it performs ongoing credit evaluations and generally does not require collateral from its customers. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

NOTE 2. OTHER RECEIVABLES

Other receivables include employee advances for travel and lodging for out of town projects in the amount of $21,961. Also included in other receivables is $65,000 of cost paid by the Company to third parties in satisfaction of obligations of Argus Management, Inc., (see Note 14).

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

A summary of the Company's investment in property, plant and equipment at March 31, 1998, is as follows (see Note 7):

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

Equipment, Furniture and Fixtures     $   613,185
Transportation Equipment                  253,204
Leasehold Improvements                    307,790
                                        1,174,179
Less Accumulated Depreciation             373,347
Net Property, Plant and Equipment     $   800,832

Depreciation charged against income for the years ended March 31, 1998 and 1997, was $178,892 and $116,628, respectively.

NOTE 4.  SHORT-TERM BORROWINGS

The Company has a secured line of credit agreement with Bank One providing for borrowings of up to $725,000 based on the amount of the Company's eligible receivables. As of March 31, 1998, the Company owed $208,966. This amount was paid in full in April 1998 and was not renewed. Under the agreement, the Company was subject to covenants including certain financial ratios.

The Company has a secured line of credit agreement with Compass Bank for $1,350,000 secured by two certificates of deposit aggregating $1,350,000 held in the Company's name by Compass Bank and payable in monthly installments of interest only. The balance as of March 31, 1998, was $1,020,000. Subsequent to March 31, 1998, the outstanding balance of the line of credit was reduced to $750,000 using subsequent funding (see note 11) and matures February 5, 1999.

NOTE 5. FEDERAL INCOME TAXES

A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows:

Computed at the expected statutory rate     $(1,193,600)
Non-deductible items                              8,500
Valuation allowance                           1,185,100
Income tax                                  $         -

Deferred tax assets are as follows:
      Deferred tax asset                    $ 1,257,246
      Valuation allowance                    (1,257,246)
                                            $         -

The Company has available at March 31, 1998, $3,700,000 of unused operating loss carryforwards that may be applied against future taxable income and that expire in various years through 2013.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

NOTE 6. NOTES PAYABLE

Long-term notes payable consists of the following amounts at March 31, 1998:

Austin Community Development Corporation, $100,000
equipment loan dated May 29, 1996, secured by
equipment and accounts receivable.  Loan requires
interest payments at 9% for the first six months,
principal and interest payments thereafter of
$2,224 beginning in February 1997.  Loan will
mature over a 60 month period ending January 2002.                    $  81,327

Austin Community Development Corporation, $100,000
working capital loan dated June 14, 1995, secured
by equipment and accounts receivable. Loan is due in
48 monthly principal installments of $2,083 along
with interest of 9% beginning in July 1996. Loan will
mature in June 2000.                                                     56,497

Neighborhood Commercial Management Program, $75,000
loan from City of Austin dated June 8, 1995, secured by
second lien on equipment and accounts receivable. Loan is
due in 60 monthly installments of principal and interest
of $1,347 beginning January 1996. Interest rate of 0% until
December 1995, hereafter 3% rate to maturity. Loan will
mature over a 60 month period ending December 2000.
                                                                         43,104

Neighborhood Commercial Management Program, $250,000
loan from City of Austin dated August 12, 1996, secured
by second lien one equipment and accounts receivable. Loan
is due in 60 monthly installments of principal and interest
of $4,492 beginning January 1997. Interest rate of 0% until
December 1996, hereafter 3% rate to maturity. Loan will
mature over a 60 month period ending December 2001.                     191,194

Bank One, $200,000 loan dated June 26, 1996, secured by
a first lien equipment and leasehold improvements of the
Company. Loan is due in 60 monthly principal installments
of $3,333 along with interest equal to the Bank One Texas
base rate plus %.Subsequent to March 31, 1998, loan was
paid in full.                                                           146,667
                                                                        518,789
Less current portion                                                   (151,267)
                                                                      $ 367,522

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

Following are maturities of long-term debt for each of the next five years:

Year Ended March 31,
 1999                    $ 151,267
 2000                      153,067
 2001                      134,348
 2002                       80,107

The officers of the Company have personally guaranteed all notes.

Note 7. OBLIGATIONS UNDER CAPITAL LEASES

The Company is lessee of transportation and telephone equipment under capital leases expiring in various years through September 2001. The asset and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense (see Note 3).

Following is a summary of property held under capital leases:

Transportation Equipment              $ 218,055
Communication Equipment                  56,014

Minimum future lease payments under capital leases as of March 31, 1998, for each of the next five years and in the aggregate are:

Year Ended March 31,
1999                                   $ 68,077
2000                                     60,343
2001                                     74,985
Total minimum lease payments            203,405
Less: Amount representing interest     ( 12,747)
                                        190,658
      Less current portion             ( 41,097)
                                       $149,561


MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

NOTE 8. GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has incurred a net loss in the current year of $3,510,653. As of that date, the Company's current liabilities exceeded its current assets by $175,983. At March 31, 1998, the Company owes accounts payable with dates due in excess of thirty
(30) days in the approximate amount of $170,000. These factors create a substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on obtaining additional financing to fund the expenses related to operations and capital improvements.

Subsequent to March 31, 1998, the Company completed Phase III of a private placement agreement, (see Note 11). The proceeds from this private placement have been used to retire debt and decrease accounts payable. In addition, the Company anticipates the completion of Phase III in the summer of 1998 and plans a public offering in the year ended March 31, 1999.

In addition, the Company is working to improve its internal controls through conversion to a new accounting system, continuing efforts toward efficiency in operations and development of marketing budgets. Management has identified and closed substantial contracts in 1999 and believes it can produce the level of revenue necessary to return the Company to a positive earnings trend. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 9. RELATED PARTY TRANSACTIONS

The Company had notes receivable from certain related parties at March 31, 1997, in the amount of $419,774. These related parties are owned and controlled by majority stockholders of the Company. During the year ended March 31, 1998, the Company loaned an additional $142,265 to these related entities and received payments in the amount of $562,039. At March 31, 1998, the Company did not have any notes receivables or payables to related parties.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

NOTE 10. COMMITMENTS

The Company leases its principal general offices and warehouse facilities. The leases expire at May 31, 2008. Future minimum lease payments are as follows:

Year Ended March 31,
       1999           $  133,296
       2000              142,464
       2001              149,340
       2002              168,480
       2003              179,010
       2004              189,540
       2005              200,070
       2006              210,600
       2007              221,070
       2008              231,660
       2009               40,365
      Total          $ 1,865,895

The total rental obligation under the above contract for the year ended March 31, 1998, was $109,980.

NOTE 11:  STOCKHOLDERS' EQUITY

In October 1997, the Company completed a Private Placement Agreement, (the "Agreement") with a group of accredited investors. The Agreement provides for three "Phases" of financing.

Phase I of the Agreement was funded in November 1997. The Company received $2,120,000 in exchange for 400,000 shares of series B preferred stock (5% cumulative, convertible, non-voting, stated value $5.30), (the "Series B Stock"). Each share of preferred stock is immediately convertible into 10 shares of the Company's common stock and six warrants, (the "Warrants") for the purchase of six shares of common stock at $1.50 per share. The Company paid $302,000 and issued 20,000 shares of series B preferred stock for underwriting fees in Phase I. The agreement states that conversion of the preferred stock will not occur to the extent that the HUB status of the Company is compromised. An additional 4,348,738 shares could be converted before the HUB status would be lost.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

The series B preferred stock can be converted to common stock. Therefore, a discount in the amount of $6,151,978 has been realized. The discount is the difference in the intrinsic value of the common stock and warrants less the net proceeds from the series B preferred stock. The discount is accreted from the date of issuance of the preferred stock to the date the stock can be converted. Due to the limitation on the number of shares of stock that can be issued to retain the HUB status, $3,412,502 has been recorded as dividends and as an increase in additional paid-in capital in the accompanying financial statements. The unrecognized portion of the discount in the amount of $2,796,524 will be recorded if and when the preferred stock is converted or the HUB status changes.

Phase II of the Agreement was funded in February 1998. The Company received $1,000,004 in exchange for 94,340 shares of series C preferred stock (6% cumulative, convertible, non-voting, stated value $10.60), (the "Series C Stock). Each share of preferred stock is convertible into 10 shares of the Company's common stock. The Company paid $130,000 and issued 4,717 shares of series C preferred stock for underwriting fees. The agreement states that conversion of the preferred stock will not occur to the extent that the HUB status of the Company is compromised.

The series C preferred stock can be converted to common stock. Therefore, a discount in the amount of $615,851 has been realized. The discount is the difference in the intrinsic value of the common stock less the net proceeds from the series C preferred stock. Due to the limitation on the number of shares of stock that can be issued to retain the HUB status, the unrecognized discount in the amount of $615,851 will be recorded if and when the preferred stock is converted or the HUB status changes.

Phase III of the Agreement was partially funded in April and May 1998 with the completion of the funding planned in July 1998. The Company has received $2,000,000 in the partial funding of Phase III.

Senior convertible debt in the amount of $371,000 was issued for cash in November 1997. This debt was converted to 70,000 shares of series B preferred stock (5% cumulative, convertible, non-voting, stated value $5.30), in February 1998. Accrued interest in the amount of $5,143 was paid with the issuance of 10,286 shares of common stock. The discount on this issue of series B preferred stock is included in the total series B discount detailed above.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

Preferred stock dividends were accrued and paid through March 31, 1998, in the amount of $58,667 by the issuance of 23,742 shares of common stock.

NOTE 12:  STOCK OPTIONS AND WARRANTS

A summary of the status of the Company's stock options as of March 31, 1998, is presented below:

Options outstanding at March 31, 1997             -
Options granted                                622,710
Options exercised                                 -
Options cancelled                                 -
Less: options not exercisable at year end      222,710
Options outstanding and
  exercisable at March 31                      400,000

Weighted Average Exercise Price per Share      $  1.50

The following table summarizes the information about the stock options as of March 31, 1998:

                    Weighted   Weighted             Weighted
         Number    Average     Average  Number      Average
Range of Outstand- Remaining   Exercise Exercisable Exercise
Exercise ing at    Contractual Price    At          Price
Price    Mar. 31   Life (Total Shares)  Mar.31 (Exer. Shares)
$ 1.50   50,000(1) 5 years    $ 1.50     -0-        $ 1.50
  2.25   25,000(1) 5 years      2.25     -0-          2.25
  1.50  100,000(1) 5 years      1.50     -0-          1.50
  1.50  400,000    5 years      1.50   400,000        1.50
  4.00   47,170    6 years      4.00     -0-          4.00
  1.50-
$ 4.00  622,170    5 years    $ 1.72   400,000      $ 1.50

(1) Options issued for compensation.

SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in that Statement.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

The Company estimated the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants as follows:



        Dividend yield                      0%
        Expected volatility             16.46%
        Risk-free interest rate          8.54%
        Expected lives                  5 Years

The weighted fair value of options granted for compensation during the year ended March 31, 1998, was $1.08.

Under the accounting provisions of SFAS No 123, the Company's net loss applicable to common stockholders and loss pro forma amounts are indicated as follows:

Net (loss) applicable to common stockholders:
       As reported                 $(6,981,823)
       Pro forma                   $(7,170,823)

Net (loss) per share:
       As reported                      $(0.65)
       Pro forma                        $(0.66)

At March 31, 1998, the Company had warrants outstanding to acquire 2,940,000 shares of common stock. All of the warrants were eligible to be exercised at year end. The following table summarizes the information about the warrants as of March 31, 1998:

     Number

            Exercise       Outstanding    Expiration
             Price          Mar. 31        Date

            $1.50           120,000       1/31/2000
            $1.50         2,400,000       1/31/2000
            $0.795          300,000       1/31/2000
            $0.795          120,000       1/31/2000
                          2,940,000

In addition, all of the warrant contracts prohibit exercise of the warrants if the HUB status of the Company is compromised upon such exercise.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

NOTE 13: EARNINGS PER SHARE

The following data details the amounts used in computing earnings per share
(EPS) and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                      1998             1997
Loss from continuing operations                  $ (3,510,653)     $   (482,385)
Less: Preferred stock dividends                    (3,471,170)
Loss available to common shareholders
  used in basic EPS                              $ (6,981,823)     $   (482,385)

Weighted average number of common shares
 used in basic EPS                                 10,785,717        10,026,400

Effect of dilutive securities:
   Stock options                                         --                --
   Warrants                                              --                --
Weighted number of common shares and
 dilutive potential common stock used
 in diluted EPS                                    10,785,717        10,026,400

Options on 622,170 shares of common stock and warrants on 2,940,000 shares of common stock were not included in computing diluted EPS for the year ended March 31, 1998, because their effects were antidilutive.

NOTE 14:  CONTINGENCY

On December 18, 1997, Argus Management, Inc. filed Plaintiff's Original Petition in the 216th District Court of Kerr County, Texas. Argus claims the Company and Mr. Jose G. Chavez, as joint obligors, defaulted on their obligation to Argus pursuant to two promissory notes for $100,000 each, both dated June 2, 1997. Argus is seeking a judgment for $200,000, together with interest on the notes at the rate of 20% per annum from June 2, 1997, through the date the notes are satisfied. As of March 31, 1998, $65,000 had been disbursed to third parties in satisfaction of obligations of Argus Management, Inc. The $65,000 has been recorded in other receivables in the accompanying financial statements.

On February 6, 1998, the Company filed Plaintiff's Original Petition in the above-referenced case. The Company asserts breach of contract, fraud, defamation, usury, and civil conspiracy claims against Argus Management, Inc. The Company strongly disagrees with Argus' contentions and denies liability to Argus under the notes and plans to oppose vigorously Argus' claims.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1998 AND 1997
(Continued)

A lawsuit was filed by Manpower, Inc. to preserve its claims for certain delinquent obligations that were reduced to approximately $38,000. The full amount of the principal and interest was paid on April 29, 1998, and a Notice of Dismissal was filed on May 8, 1998.

On January 22, 1998, the Company filed a lawsuit against Bits Technical Corporation for damages attributable to a breach of commitment. This matter is still pending.

Bank One, Texas, NA filed a lawsuit against the Company for the collection of approximately $378,000 of principal plus interest as well as attorney fees and court costs. The bank was paid in full in April 1998. The bank then executed a Notice of Nonsuit to dismiss the lawsuit on April 29, 1998.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

        ------------

               Table of Contents

                                       Page
                                       ----
Available Information                   1
Prospectus Summary                      2
Summary                                 3
Risk Factors                            4
Price Range for Common Stock            7
Use of Proceeds                         7
Dividend Policy                         7
Capitalization                          7
Selected Financial Data                 8
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations           10
Business                               13
Management                             18
Certain Transactions                   22
Principal Shareholders                 24
Selling Shareholders                   26
Description of Capital Stock           28
Shares Eligible for Future Sale        32
Legal Matters                          33
Experts                                33
Change in Independent Auditors         33
Index to Financial Statements          F-1

           7,683,242 Shares


        MICRO-MEDIA SOLUTIONS,
                  INC.





              Common Stock



               ----------
               PROSPECTUS
               ----------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     The Registrant's Revised Articles of Incorporation and By-Laws permit the Registrant to indemnify its directors and officers to the fullest extent authorized under the Utah Business Corporation Act ("UBCA"). In general, a Utah corporation may indemnify a director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Utah corporation may indemnify a director, officer, employee, or agent ("fiduciary") in an action brought by or in the right of the corporation only if such fiduciary was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

ITEM 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.


Filing Fee-Securities and Exchange Commission .......     $ 22,303
Accountants' Fees and Expenses ......................     $ 40,000
Fees and Expenses of Counsel for the Registrant .....     $ 30,000
Printing and Communication Expenses .................     $ 50,000
Blue Sky Fees and Expenses ..........................     $ 10,000
Miscellaneous Expenses ..............................     $ 10,000
                                                          --------
      Total .........................................     $162,303

     The selling security holders are bearing no portion of the expenses of the offering pursuant to agreement.

ITEM 26. Recent Sales of Unregistered Securities.

     During the past three years the Registrant has sold the following securities, which were not registered under the Securities Act of 1933:

      (i) In connection with the Merger, the Registrant issued 9,310,000 shares of Common Stock for all of the outstanding shares of Micro-Media Solutions, Inc., a Texas corporation.

      (ii) In November 1997, Registrant sold $2,120,000 of Series B Preferred and related securities to accredited investors. See Private Placement Phase I.

      (iii) On January 31, 1998, Registrant sold $1,000,000 of Series C Preferred and related securities to accredited investors. See Private Placement Phase II.

      (iv) Commencing in May 1998 and ending in July 1998, Registrant sold $2,964,364 of Series D Preferred and related securities to accredited investors. See Private Placement Phase III.

     In connection with said sales, the Registrant relied on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4 thereof and Regulations D and S promulgated thereunder, based on representations made to the Registrant by the purchasers of the common stock.

ITEM 27. Exhibits and Financial Statement Schedules.

Exhibit
  No.           Exhibit Description                                 Location
-------         -------------------                                 --------
2               Agreement and Plan of Reorganization(1)             Incorporated by reference to Form 8-K dated
                                                                    August 12, 1992

3A              Articles of Incorporation and Bylaws(1)             Incorporated by reference to Exhibit No. 3 to
                                                                    the Registrant's Registration (#33-24265-LA)

3B              Amended Articles of Incorporation(1)                Incorporated by reference to Exhibit No. 2B of
                                                                    Registrant's Form 8-A Registration Statement
                                                                    (File #0-20760)

4               Specimen of Securities(1)                           Incorporated by reference to Exhibit Nos. 1A
                                                                    and 1B of Registrant's Form 8-A Registration
                                                                    Statement (File #0-20760)
5               Legal Opinion of Vial, Hamilton, Koch &
                Knox, L.L.P.(3)

10.1            Texas Lottery Installation and Service Contract     Incorporated by reference to Form 10-KSB
                between GTECH and Micro-Media Solutions             filed July 2, 1998 for the period ended March
                Inc., a Texas corporation(1)                        31, 1998.

10.2            Agreement for Construction, Installation            Incorporated by reference to Form 10-KSB
                and/or Maintenance, dated as of April 9, 1997,      filed July 2, 1998 for the period ended
                between GTE and Micro-Media Solutions Inc.,         March 31, 1998.
                a Texas corporation(1)

10.3            Contract, dated November 16, 1997,                  Incorporated by reference to Form 10-KSB
                between San Antonio Independent School              filed July 2, 1998 for the period ended
                District and Micro-Media Solutions Inc.,            March 31, 1998
                a Texas corporation(1)

10.4            Contract, dated August 25, 1997, between            Incorporated by reference to Form 10-KSB
                Education Service Center 1 and                      filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.5            Contract, dated August 28, 1997, between            Incorporated by reference to Form 10-KSB
                Education Service Center 18 and                     filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.6            Contract, dated June 26, 1997, between              Incorporated by reference to Form 10-KSB
                Education Service Center 5 and                      filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.7            Field Trial Agreement, dated October 1,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.8            Subcontractor Agreement, dated July 23,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.9            Field Trial Agreement, dated October 1,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.10           City Wide Contract for Personal                     Incorporated by reference to Form 10-KSB
                Computers, dated May 23, 1997, between              filed July 2, 1998 for the period ended
                the City of Austin and Micro-Media                  March 31, 1998
                Solutions Inc., a Texas corporation(1)

10.11           Wide Area Network Contract, between                 Incorporated by reference to Form 10-KSB
                Texas Migrant Counsel and Micro-Media               filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998

10.12           Machine Installation Contract, between              Incorporated by reference to Form 10-KSB
                Transactive, Inc. and Micro-Media                   filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998

10.13           Contract, between the Texas Department              Incorporated by reference to Form 10-KSB
                of Transportation and Micro-Media                   filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998.

10.14           Contract, between the Texas Department              Incorporated by reference to Form 10-KSB
                of Health and Micro-Media Solutions                 filed July 2, 1998 for the period ended
                Inc., a Texas corporation(1)                        March 31, 1998.

10.15           Employment Agreement, dated June 15,                Incorporated by reference to Form 10-KSB
                1997, between Jose Chavez and                       filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Utah                  March 31, 1998.
                corporation(1)

10.16           Employment Agreement, dated June 15,                Incorporated by reference to Form 10-KSB
                1997, between Mitchell Kettrick and                 filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998.
                corporation(1)

21              List of Subsidiaries(2)                             Exhibit 21.1

23.1            Consent of Salazar & Associates(2)                  Exhibit 23.1

23.2            Consent of Brown, Graham & Company, P.C. (2)        Exhibit 23.2

23.3            Consent of Vial, Hamilton, Koch & Knox,
                L.L.P.(2)                                           Exhibit 23.3


----------------

(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)  Filed herewith.
(3)  To be filed by amendment.


ITEM 28. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (set forth in Item 14 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on July 28, 1998.

                                        MICRO-MEDIA SOLUTIONS, INC.


                                        By /s/ JOSE CHAVEZ
                                          -----------------------------------
                                          Jose Chavez, President & CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

        Signature               Title                          Date
        ---------               -----                          ----
 /s/ JOSE CHAVEZ
 -------------------------
 Jose Chavez                    President, CEO and Director          July 28   , 1998
                                                               ---------------
 /s/ MITCHELL KETTRICK
 -------------------------
 Mitchell Kettrick              Vice President, Secretary            July 28   , 1998
                                and Director                   ---------------

 /s/ ERNESTO CHAVARRIA
 -------------------------      Director                             Ju;y 28   , 1998
 Ernesto Chavarria                                             ---------------

 /s/ STEPHEN HOELSCHER
 -------------------------
 Stephen Hoelscher              Controller                           July 28   , 1998
                                                               ---------------


 -------------------------
 Blandida Cardenas              Director                            July 28   , 1998
                                                               ---------------

                                  EXHIBIT INDEX

Exhibit
  No.           Exhibit Description                                 Location
-------         -------------------                                 --------
2               Agreement and Plan of Reorganization(1)             Incorporated by reference to Form 8-K dated
                                                                    August 12, 1992

3A              Articles of Incorporation and Bylaws(1)             Incorporated by reference to Exhibit No. 3 to
                                                                    the Registrant's Registration (#33-24265-LA)

3B              Amended Articles of Incorporation(1)                Incorporated by reference to Exhibit No. 2B of
                                                                    Registrant's Form 8-A Registration Statement
                                                                    (File #0-20760)

4               Specimen of Securities(1)                           Incorporated by reference to Exhibit Nos. 1A
                                                                    and 1B of Registrant's Form 8-A Registration
                                                                    Statement (File #0-20760)
5               Legal Opinion of Vial, Hamilton, Koch &
                Knox, L.L.P.(3)

10.1            Texas Lottery Installation and Service Contract     Incorporated by reference to Form 10-KSB
                between GTECH and Micro-Media Solutions             filed July 2, 1998 for the period ended March
                Inc., a Texas corporation(1)                        31, 1998.

10.2            Agreement for Construction, Installation            Incorporated by reference to Form 10-KSB
                and/or Maintenance, dated as of April 9, 1997,      filed July 2, 1998 for the period ended
                between GTE and Micro-Media Solutions Inc.,         March 31, 1998.
                a Texas corporation(1)

10.3            Contract, dated November 16, 1997,                  Incorporated by reference to Form 10-KSB
                between San Antonio Independent School              filed July 2, 1998 for the period ended
                District and Micro-Media Solutions Inc.,            March 31, 1998
                a Texas corporation(1)

10.4            Contract, dated August 25, 1997, between            Incorporated by reference to Form 10-KSB
                Education Service Center 1 and                      filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.5            Contract, dated August 28, 1997, between            Incorporated by reference to Form 10-KSB
                Education Service Center 18 and                     filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.6            Contract, dated June 26, 1997, between              Incorporated by reference to Form 10-KSB
                Education Service Center 5 and                      filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998
                corporation(1)

10.7            Field Trial Agreement, dated October 1,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.8            Subcontractor Agreement, dated July 23,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.9            Field Trial Agreement, dated October 1,             Incorporated by reference to Form 10-KSB
                1997, between Southwestern Bell                     filed July 2, 1998 for the period ended
                Telephone and Micro-Media Solutions                 March 31, 1998
                Inc., a Texas corporation(1)

10.10           City Wide Contract for Personal                     Incorporated by reference to Form 10-KSB
                Computers, dated May 23, 1997, between              filed July 2, 1998 for the period ended
                the City of Austin and Micro-Media                  March 31, 1998
                Solutions Inc., a Texas corporation(1)

10.11           Wide Area Network Contract, between                 Incorporated by reference to Form 10-KSB
                Texas Migrant Counsel and Micro-Media               filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998

10.12           Machine Installation Contract, between              Incorporated by reference to Form 10-KSB
                Transactive, Inc. and Micro-Media                   filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998

10.13           Contract, between the Texas Department              Incorporated by reference to Form 10-KSB
                of Transportation and Micro-Media                   filed July 2, 1998 for the period ended
                Solutions Inc., a Texas corporation(1)              March 31, 1998.

10.14           Contract, between the Texas Department              Incorporated by reference to Form 10-KSB
                of Health and Micro-Media Solutions                 filed July 2, 1998 for the period ended
                Inc., a Texas corporation(1)                        March 31, 1998.

10.15           Employment Agreement, dated June 15,                Incorporated by reference to Form 10-KSB
                1997, between Jose Chavez and                       filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Utah                  March 31, 1998.
                corporation(1)

10.16           Employment Agreement, dated June 15,                Incorporated by reference to Form 10-KSB
                1997, between Mitchell Kettrick and                 filed July 2, 1998 for the period ended
                Micro-Media Solutions Inc., a Texas                 March 31, 1998.
                corporation(1)

21              List of Subsidiaries(2)                             Exhibit 21.1

23.1            Consent of Salazar & Associates(2)                  Exhibit 23.1

23.2            Consent of Brown, Graham & Company, P.C. (2)        Exhibit 23.2

23.3            Consent of Vial, Hamilton, Koch & Knox,
                L.L.P.(2)                                           Exhibit 23.3


----------------

(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)  Filed herewith.
(3)  To be filed by amendment.